Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of March 12, 2015

among

VIASAT TECHNOLOGIES LIMITED

as Borrower,

VIASAT, INC.,

as Guarantor,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Ex-Im Facility Agent,

and

EXPORT-IMPORT BANK OF THE UNITED STATES

Ex-Im Bank Transaction No. AP088346XX—United Kingdom

Ex-Im Bank Transaction No. AP088346XX - United Kingdom

Term Sheet

1. Borrower:	ViaSat Technologies Limited

2. Guarantor	ViaSat, Inc.

3. Borrower’s Country:	United Kingdom

4. Guarantor’s Country:	United States of America

5. Ex-Im Facility Agent:	JPMorgan Chase Bank, National Association

6. Financed Portion:	U.S.$ 467,042,360

7. (a) Exposure Fee Amount:	U.S.$ 57,886,838

(b) Pre-Completion Exposure Fee Percentage: 1.2756%
(applied to the Financed Portion)

☒ financed ☐ as disbursed	☐ not financed ☒ up front

(c) Completion Exposure Fee Percentage: 10.9787%
(applied to the Financed Portion)

☒ financed	☐ not financed
☐ as disbursed	☒ at completion

8. Credit Amount:	U.S.$ 524,929,198

9. Pre-Export Funding Limit:	U.S.$ 264,651,750

10.	Applicable Interest Rate: CIRR, determined on the Business Day which is five (5) Business Days prior to the first Disbursement Date.

11.	Commitment Fee: One-half of one percent (0.50%) per annum on the uncancelled and undisbursed amount of the Credit, accruing from November 28, 2014 to the Final Disbursement Date, and payable on each April 15 and October 15 of each year, beginning on April 15, 2015.

12.	Principal Repayment: seventeen (17) semi-annual installments, due and payable on each Repayment Date, beginning on the First Principal Repayment Date, until the Credit is repaid in full.

13.	Payment Instructions. The following instructions are to be used for the remittance of any payments to Ex-Im Bank using the Federal Reserve Wire Network (FedWire):

Fedwire Field Tag	FedWire Field Name	Required Information
{1510}	Type/Subtype	1000
{2000}	Amount	(enter payment amount)
{3400}	Receiver ABA Routing number*	021030004
{3400}	Receiver ABA Short Name	TREAS NYC
{3600}	Business Function Code	CTR (or CTP)
{4200}	Beneficiary Identifier (account number)	00004984
{4200}	Beneficiary Name	EXPORT IMPORT BANK
{5000}	Originator	(enter the name of the originator of the payment)
{6000}	Originator to Beneficiary Information – Line 1	(enter agency identifier; e.g., case #, invoice #, etc.)**

*	The financial institution address for the U.S. Department of the Treasury’s ABA routing number is 33 Liberty Street, New York, New York 10045.
**	This must include the following information: “EIB Transaction No. AP088346XX-United Kingdom” and identify the nature of payment (e.g., Commitment Fee, Exposure, etc.).

14. Required Operative Date:	the date that is six (6) months after the execution of the Agreement by each of the parties thereto.

15.	Except as otherwise provided in the Agreement, all notices shall be directed to the respective parties in accordance with the following:

To the Borrower

Address:	Sanford Lane, Wareham
Dorset, BH20 4DY, England
Attention:	President
Telefax:	+44(0) 1929 55 25 25
Telephone:	+44(0) 1929 55 44 00
E-mail:	vtchltd.president@viasat.uk.com

With a copy to:
Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	General Counsel
Telefax:	(760) 929-3926
Telephone:	(760) 476-2200
E-mail:	legal@viasat.com

To the Guarantor

Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	Chief Financial Officer
Telefax:	(760) 929-3926
Telephone:	(760) 476-2200
E-mail:	shawn.duffy@viasat.com

With a copy to:
Address:	6155 El Camino Real
Carlsbad, California 92009
Attention:	General Counsel
Telefax:	(760) 929-3926
Telephone:	(760) 476-2200
E-mail:	legal@viasat.com

To the Ex-Im Facility Agent

Address:	4 New York Plaza
New York, NY 10004
Attention:	Gamal Boulos/Paul Coleman, TSD
Telefax:	(212) 552-2814
Telephone:	(212) 552-1456/(212) 552-9005
E-mail:	Gamal.boulos@jpmchase.com/paul.a.coleman@jpmchase.com

To Ex-Im Bank

Address:	Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571
Attention:	Vice President – Asset Management Division
Fax:	(202) 565-3625 (Asset Management Division)
(202) 565-3380 (Bank-wide)
Telephone:	(202) 565-3600
Email:	amd.credit@exim.gov

TABLE OF CONTENTS

BACKGROUND		1

SECTION 1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION	1
1.01	Defined Terms	1
1.02	Principles of Construction	17

SECTION 2.	THE CREDIT	18
2.01	Amount	18
2.02	Availability	18
2.03	Deemed Date for Certain Costs	18

SECTION 3.	UTILIZATIONS AND DISBURSEMENTS	18
3.01	General Requirements.	18
3.02	Ex-Im Facility Agent Review, etc.	19
3.03	Basis of Ex-Im Facility Agent Determinations	20

SECTION 4.	GUARANTEE TO EX-IM BANK BY GUARANTOR	20
4.01	Guarantor Guarantee	20
4.02	Guarantee Continuing and Unconditional.	20
4.03	Reinstatement	21

SECTION 5.	EX-IM BANK FINANCING AND COVERAGE REQUIREMENTS	21
5.01	Eligibility for Financing.	21
5.02	Coverage of the Credit	22

SECTION 6.	TERMS OF THE CREDIT	22
6.01	Principal Repayment	22
6.02	Interest Payment.	22
6.03	Prepayment.	23

SECTION 7.	CONDITIONS PRECEDENT	25
7.01	Conditions Precedent to First Utilization	25
7.02	Conditions Precedent to Each Utilization	27

SECTION 8.	FEES AND EXPENSES	29
8.01	Fees.	29
8.02	Taxes.	30
8.03	Expenses	31
8.04	Additional or Increased Costs	31

SECTION 9.	PAYMENTS	32
9.01	Method of Payment.	32
9.02	Application of Payments	32

SECTION 10.	REPRESENTATIONS, WARRANTIES AND COVENANTS	32
10.01	Representations and Warranties of the Borrower.	32

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10.02	Affirmative Covenants of the Borrower	37
10.03	Negative Covenants of the Borrower	43
10.04	Representations and Warranties of the Guarantor	45
10.05	Covenants of the Guarantor	48

SECTION 11.	CANCELLATION, SUSPENSION AND EVENTS OF DEFAULT	48
11.01	Cancellation by the Borrower	48
11.02	Suspension and Cancellation by Ex-Im Bank	49
11.03	Events of Default and Remedies	49

SECTION 12.	GOVERNING LAW AND JURISDICTION	52
12.01	Governing Law	52
12.02	Submission to Jurisdiction	52
12.03	Service of Process	53
12.04	Waiver of Immunity	54
12.05	Waiver of Security Requirements	54
12.06	No Limitation	54

SECTION 13.	THE EX-IM FACILITY AGENT	54
13.01	Appointment	54
13.02	Nature of Duties	55
13.03	Lack of Reliance on the Ex-Im Facility Agent	55
13.04	Reliance	56
13.05	Consultation with Experts	56
13.06	Indemnification	56
13.07	The Ex-Im Facility Agent in its Individual Capacity	56
13.08	Resignation by the Ex-Im Facility Agent; Successor Ex-Im Facility Agent	57
13.09	No Amendment to Duties of Ex-Im Facility Agent Without Consent	57

SECTION 14.	MISCELLANEOUS	58
14.01	Computations	58
14.02	Notices	58
14.03	Disposition of Indebtedness	58
14.04	Benefit of Agreement	59
14.05	Disclaimer	59
14.06	No Waiver; Remedies Cumulative	59
14.07	Entire Agreement	59
14.08	Amendment or Waiver	59
14.09	Counterparts	60
14.10	Judgment Currency	60
14.11	English Language	60
14.12	Severability	60
14.13	Waiver of Jury Trial	60
14.14	Survival	61

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SCHEDULES; ANNEXES

Schedule 1	Principal Repayment Schedule
Schedule 2	Investments
Annex A-1	- Utilization Procedures
Exhibit 1	- Form of Request for Reimbursement to Borrower’s Account
Exhibit 1(a)	- Form of Itemized Statement of Payments
Exhibit 2	- Form of Request for Issuance of Reimbursement Undertaking (LC Procedure)
Exhibit 3	- Form of Request for Issuance of Amended Reimbursement Undertaking (LC Procedure)
Exhibit 4	- Form of Request to Amend Letter of Credit
Exhibit 5	- Form of Notice of Letter of Credit Amendment
Annex A-2	- Completion Exposure Fee Utilization Procedures
Exhibit 1	- Notice of Completion Exposure Fee Advance
Annex B	- Form of Opinion of Borrower’s Counsel
Annex C	- Form of Opinion of Guarantor’s Counsel
Annex D	- Form of Acquisition List
Annex E	- Form of Technical Operating Report
Annex F	- Guarantor Covenants
Schedule 1	- Liens
Schedule 2	- Indebtedness and Guarantee Obligations
Exhibit 1	- Form of Affiliate Subordination Agreement
Exhibit 2	- Form of Subordination Agreement
Exhibit 3	- Form of Compliance Certificate
Annex G	- Insurance
Annex H	Subordination Terms

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THIS CREDIT AGREEMENT (this “Agreement”) dated as of March 12, 2015 (the “Execution Date”), is made by and among ViaSat Technologies Limited, a company incorporated under the laws of England (the “Borrower”), ViaSat, Inc., a Delaware corporation (the “Guarantor”), JPMorgan Chase Bank, National Association, a national association organized and existing under the laws of the United States of America, as agent for Ex-Im Bank (the “Ex-Im Facility Agent”) and the EXPORT-IMPORT BANK OF THE UNITED STATES, an agency of the United States of America (“Ex-Im Bank”). Capitalized terms used herein shall be defined as provided in Section 1 (Definitions and Principles of Construction).

BACKGROUND

WHEREAS:

(A) by this Agreement, Ex-Im Bank has established an export financing credit (the “Credit”) in the aggregate principal amount of $524,929,198, pursuant to which Ex-Im Bank shall extend financing to the Borrower: (i) for the purchase of Goods and Services and (ii) for the payment of the related Pre-Completion Exposure Fee and Completion Exposure Fee.

(B) pursuant to the terms of this Agreement, the Guarantor has agreed to guarantee the payment in full when due (whether at stated maturity, by reason of acceleration or otherwise) of all amounts due by the Borrower to Ex-Im Bank, and performance of all other obligations of the Borrower, under the Borrower Documents;

(C) the Ex-Im Facility Agent will serve as the facility agent for the benefit, and on behalf, of Ex-Im Bank in connection with the Credit, this Agreement, the other Borrower Documents, and the Guarantor Documents;

(D) the establishment of the Credit will facilitate exports from the United States to the Borrower’s Country; and

(E) the Credit may be utilized by the Borrower in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01 Defined Terms. For the purposes of this Agreement, unless otherwise defined herein, the following terms shall have the meanings specified below.

“Acquisition List” shall mean the list of Goods and Services in the form of Annex D, approved for financing under the Credit and submitted pursuant to Section 7.01(h), as may be amended or otherwise modified from time to time (with the prior written consent of Ex-Im Bank).

“Agreement” shall mean this Credit Agreement, including any Annex, Exhibit, Schedule, Term Sheet and other attachment thereto, in each case, as amended or otherwise modified from time to time.

“Amended Exporter’s Certificate” shall mean any Exporter’s Certificate amending an Initial Exporter’s Certificate (or any previously delivered Exporter’s Certificate).

“Ancillary Services” shall mean:

(a) financial advisory services of a financial intermediary, financial institution or advisor, provided that such Person has been retained by the Borrower, the Guarantor, the Ex-Im Facility Agent or Ex-Im Bank, and such services relate to assisting the Borrower or the Guarantor in obtaining, structuring and/or meeting the financial requirements of the Credit, or to assisting Ex-Im Bank in its analysis of the Credit and/or any underlying project and/or the business of the Borrower or the Guarantor;

(b) the services the Ex-Im Facility Agent provides in its capacity as facility agent in connection with the Credit.

(c) legal services of attorneys engaged by the Borrower, the Guarantor, Ex-Im Bank, or the Ex-Im Facility Agent where such services are provided in connection with the Credit; and/or

(d) technical consultant services of an advisor or consultant with respect to technical matters (including engineering consultants, yield consultants, reserve consultants, marketing consultants, independent auditors and insurance advisors) where: (i) Ex-Im Bank has required that such a consultant be retained in order to assist Ex-Im Bank in its analysis of the Credit and/or of the business operations of the Borrower or the Guarantor, (ii) the services of such consultant relate to the Credit, and (iii) the experience, expertise and overall competence of such consultant are satisfactory to Ex-Im Bank (in its sole and absolute discretion).

“Ancillary Services Provider” shall mean a Person who provides Ancillary Services.

“Anti-Lobbying Certificate” shall mean a certificate of an Exporter, the Guarantor, the Borrower or an Ancillary Services Provider, as the case may be, in the form set forth at http://www.exim.gov/tools/applicationsandforms/upload/Anti-lobbying_certificate.pdf (or if not available at this link, as provided by Ex-Im Bank to the Borrower or relevant Person upon its request).

“Applicable Interest Rate” shall have the meaning set forth in the Term Sheet.

“Applicable Law” shall mean all applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, interpretations, licenses, permits and orders of any court, arbitrator, or Governmental Authority in any relevant jurisdiction.

“Authorized Officer” shall mean, (a) with respect to any Person other than the Borrower, the chief executive officer, the president, any vice president, any assistant vice president, the chief financial officer or treasurer, the assistant treasurer or equivalent officers of such Person and any other officer or representative of such Person acceptable to Ex-Im Bank and (b) with respect to the Borrower, any director or secretary of the Borrower and any other representative of the Borrower acceptable to Ex-Im Bank, in each case whose name and position appears on a certificate of incumbency delivered pursuant to Section 7.01(d) (Authority), as such certificate of incumbency may be amended from time to time to identify names of the individuals then holding such offices or the names of such representatives (and who are authorized to act under such Person’s charter documents or Applicable Law) and the capacity in which they are acting.

“Beneficiary” shall mean the Exporter (or U.S.-based Ancillary Services Provider) as the beneficiary of a Letter of Credit.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Communications Laws” means all Laws issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, associated with satellite network filings, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services, in each case governing the use or operation of the ViaSat-2 Satellite.

“Borrower Communications License” means any material license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority to the Borrower or assigned or transferred to the Borrower pursuant to Borrower Communications Laws, in each case in connection with the ViaSat-2 Satellite, including the Satellite Network Filings and the Space Activities License.

“Borrower Documents” shall mean this Agreement, the Security Documents and all other documents and instruments to be executed and delivered by the Borrower pursuant to this Agreement.

“Borrower Financial Statements” shall mean the financial statements of the Borrower dated January 2, 2015, which the Borrower has furnished to Ex-Im Bank prior to the date of this Agreement.

“Borrower’s Country” shall mean the United Kingdom.

“Business Day” shall mean any day on which the Federal Reserve Bank of New York and banks in London, England, are open for business.

“Cancelled Credit” shall have the meaning set forth in Section 8.01(b).

“Capacity Purchase Agreement” shall mean the Capacity Purchase Agreement, dated as of March 12, 2015, between the Guarantor and the Borrower providing for the purchase by the Guarantor of one hundred percent (100%) of the ‘undressed’ capacity on the ViaSat-2 Satellite in accordance with the terms thereof and for quarterly payments to the Borrower in an amount sufficient to earn an appropriate return on the total value of the ViaSat-2 Satellite and associated operational costs.

“Cash Equivalents” means money-market instruments of the type described in the Guarantor’s Investment Policy, a copy of which has been previously provided to Ex-Im Bank.

“Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(l) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty percent (50%) or more of the outstanding Common Stock, (b) the Guarantor conveys, transfers or leases all or substantially all of its and its Subsidiaries’ properties and assets, taken as a whole, to any Person, (c) the Guarantor consolidates with or merges into another Person or any Person consolidates with or merges into the Guarantor, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of Common Stock, or (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the board of directors of the Guarantor (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office (provided, that this clause (d) shall cease to apply from and after the date that the Credit Agreement (as defined in Annex F) has been amended to remove in its entirety, and for so long as no credit facility of the Guarantor includes, the corresponding clause in the definition of a “change in control” of the Guarantor). For purposes of the foregoing, the term (A) “Unrelated Person” means any Person other than (i) a Subsidiary of the Guarantor or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of the Guarantor and its Subsidiaries, and (B) “Common Stock” means the common stock of the Guarantor or its successor.

“CIRR” shall mean the “Commercial Interest Reference Rate” as published by Ex-Im Bank at http://www.exim.gov/tools/cirr_rates.cfm, or to the extent that the CIRR is not ascertainable pursuant to the foregoing, as determined by Ex-Im Bank, which rate, absent manifest error, shall be final, conclusive and binding on the Borrower.

“Collateral” shall mean all real and personal property, rights and assets, whether tangible or intangible, that are subject to or intended to become subject to the Liens granted by the Security Documents.

“Commercial Agreements” shall mean, collectively, the Capacity Purchase Agreement, the Management Services Agreement, the Technical Services Agreement, the ViaSat-2 Satellite Procurement Contract, the ViaSat-2 TT&C Agreement, and the ViaSat-2 Launch Services Agreement.

“Commitment Fee” shall have the meaning set forth in Section 8.01(a)(i).

“Completion Exposure Fee” shall mean a fee equal to the product of (a) the Completion Exposure Fee Percentage multiplied by (b) the aggregate amount of Reimbursements and LC Payments.

“Completion Exposure Fee Advance” shall mean an advance from Ex-Im Bank to the Borrower made by book entry disbursement to fund on the relevant Disbursement Date the Completion Exposure Fee due on such Disbursement Date in accordance with the “Completion Exposure Fee Utilization Procedures” set forth in Annex A-2.

“Completion Exposure Fee Percentage” shall mean the percentage set forth as such in the Term Sheet.

“Constructive Total Loss” shall mean any Loss constituting a “constructive total loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Control” shall mean, in relation to any specified Person, (a) holding, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or ownership interests of such specified Person or (b) holding, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall be construed accordingly); provided that for purposes of the definition of “Controlling Sponsor” and Sections 6.03(b)(i) (Prepayment Upon Imposition of Sanctions), 10.01(a)(xvi) (Certification as to Persons Subject to Sanctions), 10.02(m) (Notice Regarding Iran Sanctions), 10.04(a)(xiii) (Certification as to Persons Subject to Sanctions), “Control” shall only have the meaning provided in clause (b) of this definition.

“Controlling Sponsor” shall mean a Relevant Person providing Controlling direct private equity investment (excluding investments made through publicly held investment funds, publicly held securities, public offerings, or similar public market vehicles) in connection with a financing.

“Covered Transaction” shall have the meaning set forth in the Debarment Regulations.

“Credit” shall have the meaning set forth in Recital (A).

“Debarment Regulations” shall mean the Export-Import Bank’s Nonprocurement Debarment and Suspension Regulations, 2 C.F.R. § 3513 and the OMB Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement), 2 C.F.R. § 180).

“Debenture” shall mean the Debenture, dated March 12, 2015 between the Borrower and the Security Trustee.

“Disbursement” shall mean a Reimbursement or an L/C Payment, in each case, together with any Exposure Fee payment made in connection therewith, or the Completion Exposure Fee Advance.

“Disbursement Date” shall mean, in relation to any Disbursement, the Business Day on which such Disbursement is made by Ex-Im Bank (in the case of a Reimbursement or an Exposure Fee payment) or the L/C Bank (in the case of an L/C Payment).

“Disbursement Percentage” shall mean with respect to any Supply Contract, (a) for the Initial Exporter’s Certificate relating to such Supply Contract, the lower of (i) 85% and (ii) the U.S. Content Percentage set forth in such Exporter’s Certificate, and (b) for an Amended Exporter’s Certificate relating to such Supply Contract, the Disbursement Percentage set forth in Part A of such Amended Exporter’s Certificate as calculated in accordance with the procedures set forth in such Amended Exporter’s Certificate, in each case, subject to the limitations set forth under “Special Disbursement Rules Applicable to Reachback Determinations” in Part B, Part IV, of Annex A-1.

“Disposition of Indebtedness” shall have the meaning set forth in Section 14.03 (Disposition of Indebtedness).

“Disqualified” shall have the meaning set forth in the Debarment Regulations.

“Dollars,” “U.S. Dollars,” “U.S. $” or “$” shall mean the lawful currency of the United States of America.

“Environment” shall mean humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

“Environmental Claim” shall mean any claim, proceeding, formal notice or investigation by any Person in respect of any Applicable Law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) the environmental conditions of the workplace; or

(c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Event of Default” shall have the meaning set forth in Section 11.03 (Events of Default and Remedies).

“Excluded” shall have the meaning set forth in the Debarment Regulations.

“Execution Date” shall have the meaning set forth in the preamble to this Agreement.

“Ex-Im Bank” shall have the meaning set forth in the preamble to this Agreement.

“Export Date” shall mean the date that the ViaSat-2 Satellite is shipped by the Supplier to the launch site.

“Exporter” shall mean a Person (a) identified on the Acquisition List as approved by Ex-Im Bank and/or otherwise approved by Ex-Im Bank and (b) who, in the sole determination of Ex-Im Bank, is located and regularly doing business in the United States.

“Exporter’s Certificate” shall mean a certificate of an Exporter in the form set forth at http://www.exim.gov/tools/applicationsandforms/upload/EIB11-05.pdf (or if not available at this link, as provided by Ex-Im Bank to the Borrower or relevant Exporter upon its request).

“Exposure Fee” shall mean the Pre-Completion Exposure Fee and the Completion Exposure Fee, as applicable.

“Exposure Fee Amount” shall mean the amount set forth as such on the Term Sheet.

“Ex-Im Facility Agent” shall have the meaning set forth in the preamble to this Agreement.

“Final Disbursement Date” shall mean the earliest of (a) August 15, 2017 or (b) the date on which the full remaining balance of the Credit is cancelled by either (i) the Borrower in accordance with Section 11.01 (Cancellation by the Borrower) or (ii) Ex-Im Bank in accordance with Section 11.02 (Suspension and Cancellation by Ex-Im Bank), in each case, provided that if the Final Disbursement Date would otherwise occur on a day that is not a Business Day, the Final Disbursement Date shall be the immediately preceding Business Day.

“Final Maturity Date” shall mean October 15, 2025.

“Finance Documents” shall mean this Agreement, the Guarantor Guarantee and the Security Documents.

“Financed Portion” shall mean an amount not to exceed the amount set forth as such on the Term Sheet representing the portion of the Net Contract Price of the Goods and Services that may be covered under the Credit as approved by Ex-Im Bank.

“First Principal Repayment Date” shall mean the earlier of (a) October 15, 2017 and (b) the date that is six (6) months after the In-Orbit Acceptance Date, provided that, if such date falls on or between the 16th and the end of a month, the First Principal Repayment Date shall be the 15th of such month and if such date falls on or between the 1st and the 14th of a month, the First Repayment Date shall be the 15th of the preceding month.

“Foreign Content” shall mean, with respect to any Supply Contract, the amount representing the foreign content in such contract as specified in Part A of the relevant Exporter’s Certificate, provided that Ex-Im Bank shall determine what does and does not constitute Foreign Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“GAAP” shall mean, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Goods” shall mean goods (a) purchased in the United States under a Supply Contract and exported from the United States to the Borrower’s Country and (b) listed on the Acquisition List; provided that Ex-Im Bank shall determine what does and does not constitute Goods, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Governmental Authority” shall mean any government or any political subdivision of a government, any agency, department or any other administrative authority or instrumentality thereof, including, without limitation, any local or other governmental agency or other authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, order, exemption, registration, filing, notarization or other similar requirement of any Governmental Authority.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Guarantor Documents” shall mean this Agreement and all other documents and instruments to be executed and delivered by the Guarantor pursuant to this Agreement.

“Guarantor Financial Statements” shall mean the financial statements of the Guarantor for its fiscal year ending on April 4, 2014, which the Guarantor has furnished to Ex-Im Bank prior to the date of this Agreement.

“Guarantor Guarantee” shall mean the guarantee set forth in Section 4 (Guarantee to Ex-Im Bank by Guarantor).

“Guarantor’s Country” shall mean the United States of America.

“Indebtedness” shall have the meaning set forth in Annex F.

“Initial Eligibility Date” shall mean September 18, 2012.

“Initial Exporter’s Certificate” shall mean the initial Exporter’s Certificate delivered to the Ex-Im Facility Agent prior to the first Utilization with respect to any Supply Contract.

“In-Orbit Acceptance Date” shall mean the date on which the ViaSat-2 Satellite is accepted in-orbit by the Borrower pursuant to the terms of the ViaSat-2 Satellite Procurement Contract.

“In-Orbit Insurance” shall have the meaning set forth in Annex G.

“In-Orbit TPL Insurance” shall have the meaning set forth in Annex G.

“Insurance” shall mean any insurance that is required to be maintained (or caused to be maintained) by, or on behalf of, the Borrower pursuant to Section 10.02(r) (Insurance).

“Insurance Advisor” shall mean Benatar and Co. Limited or any other insurance advisory firm appointed by Ex-Im Bank in connection with this Agreement and the other Finance Documents.

“Insurance Proceeds” shall mean any insurance amounts (other than in relation to third party or public liability policies that are actually applied to meet such liabilities or consequential loss policies) payable to the Borrower in respect of any insurance policy (or equivalent) relating to the ViaSat-2 Satellite.

“Interest Payment Date” shall mean (i) prior to the First Principal Repayment Date, April 15 and October 15 of each year, beginning on October 15, 2015, and (ii) thereafter, the First Principal Repayment Date and each Repayment Date thereafter.

“Iran Sanctions Act” shall mean the Iran Sanctions Act of 1996 (Public Law 104-172; 50 U.S.C. 1701 note), as amended and in effect from time to time.

“Knowledge” means, (a) when modifying a representation, warranty or other statement of the Borrower, that the facts or situation described therein are known by a director or the secretary of the Borrower, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) would have been known by the directors and secretary of the Borrower and (b) when modifying a representation, warranty or other statement of the Guarantor, that the facts or situation described therein are known by (i) the chief executive officer, (ii) the president, (iii) any executive vice president, (iv) the chief financial officer, or (v) the treasurer, of the Guarantor, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable person in similar circumstances would have done) would have been known by one such person.

“L/C Bank” shall have the meaning set forth in Part III of Annex A-1.

“L/C Issuance” shall mean the issuance of a Letter of Credit in accordance with the “L/C Procedure” set forth in Part III of Annex A-1.

“L/C Payment” shall have the meaning set forth in Part III, Section E of Annex B.

“Launch”, with respect to the ViaSat-2 Satellite, shall have the meaning given to such term in the ViaSat-2 Launch Services Agreement.

“Launch Date” shall mean, with respect to the ViaSat-2 Satellite, the date on which the Launch takes place.

“Launch and Initial In-Orbit Insurance” shall have the meaning set forth in Annex G.

“Launch Services Provider” shall mean Space Exploration Technologies Corporation.

“Launch Liability Insurance” shall have the meaning set forth in Annex G.

“Letter of Credit” shall mean any irrevocable documentary sight letter of credit (in compliance with the requirements of the UCP for which Ex-Im Bank has issued a Reimbursement Undertaking, as described in Section III of Annex A-1, as such letter of credit may be amended from time to time in compliance with the terms hereof.

“Lien” shall mean any lien, lease, mortgage, pledge, hypothecation, preferential arrangement relating to payments, or other encumbrance or security interest.

“Loss” shall mean any loss, damage or other occurrence in relation to the ViaSat-2 Satellite that results in the declaration of a claim under any Insurance.

“Management Services Agreement” shall mean the Management Services Agreement, dated March 12, 2015, between the Borrower and ViaSat UK Ltd. (a/k/a Stonewood) providing for local management, regulatory, risk management, legal and administrative services.

“MARAD” shall have the meaning set forth in Section 5.01(b) (Eligibility for Financing).

“Master Reimbursement Agreement” shall have the meaning set forth in Part III of Annex A-1.

“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in:

(a) the properties, business, results of or financial condition of (i) the Guarantor and its Subsidiaries, taken as a whole or (ii) the Borrower;

(b) the ability of the Borrower or the Guarantor to perform and comply with its obligations under any Principal Transaction Document;

(c) the rights and remedies of Ex-Im Bank under any of the Finance Documents;

(d) the validity, enforceability or priority of the Liens created under the Security Documents; or

(e) the legality, validity or enforceability of any Principal Transaction Document.

“Maturity Period” shall mean the period between the date of prepayment and the scheduled Repayment Date of the final installment of principal of the Credit that is prepaid.

“Net Contract Price” shall mean, with respect to a Supply Contract, the U.S. Content plus the Foreign Content.

“Ofcom” shall mean the Office of Communications of the Borrower’s Country established pursuant to the Office of Communications Act 2002.

“Operative” shall mean that all conditions to the first Utilization of the Credit, as set forth in Section 7.01 (Conditions Precedent to First Utilization) of this Agreement, have been fulfilled to the satisfaction of or waived by Ex-Im Bank (in its sole discretion).

“Operative Date” shall mean the date on which Ex-Im Bank determines that the Credit is Operative.

“Operator” shall mean the owner of the ViaSat-2 Satellite or any other Person operating the ViaSat-2 Satellite that has been directly authorized by the Borrower to sell, lease or otherwise make transmission capacity on the ViaSat-2 Satellite available for use by third parties.

“Partial Loss” shall mean any Loss constituting a “partial loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Payment Default” shall mean any failure to pay in full when due, whether at stated maturity, by acceleration or otherwise, all or any part of principal, accrued interest, fees or other amounts owing by the Borrower pursuant to this Agreement.

“Payment Default Date” shall mean the date due, whether at stated maturity, by acceleration or otherwise, of any principal, accrued interest, fees or other amounts owing by the Borrower pursuant to this Agreement.

“Permitted Business” shall mean (a) the design, manufacture, production, sale, distribution, and operation of the ViaSat-2 Satellite; (b) the management and provision of network satellite and other communication and information services on the ViaSat-2 Satellite; (c) the sale, lease or transfer of the satellite capacity of the ViaSat-2 Satellite pursuant to the Capacity Purchase Agreement (including the sale, lease or transfer of satellite capacity by the Borrower to third parties in accordance with or as permitted by the Capacity Purchase Agreement); and (d) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted Guarantor Encumbrances” shall have the meaning set forth in Annex F.

“Permitted Indebtedness” shall mean any of the following:

(a) Indebtedness incurred under the Finance Documents;

(b) Indebtedness of the Borrower to the Guarantor or its affiliates pursuant to agreements or arrangements subject to the terms of subordination set forth in Annex H;

(c) Indebtedness in respect of letters of credit incurred by the Borrower in the ordinary course of business not to exceed $4,000,000 in aggregate face amount outstanding at any time;

(d) Indebtedness of the Borrower incurred in the ordinary course of business in an amount not to exceed $1,000,000 in aggregate principal amount outstanding at any time; and

(e) Indebtedness otherwise agreed to in writing by Ex-Im Bank.

“Permitted Investment” shall mean any of the following:

(a) investments existing on the Execution Date and disclosed in Schedule 2; and

(b) any investment in Cash Equivalents.

“Permitted Lien” shall mean any of the following:

(a) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are either not more than thirty (30) days past due, or, if more than thirty (30) days past due, are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside with respect thereto.

(c) Liens granted to a bank in connection with the issuance of a Letter of Credit, which liens shall be released automatically when such bank is reimbursed for payments made under such Letter of Credit;

(d) Liens granted in connection with clauses (c), (d) and (e) of the definition of Permitted Indebtedness; and

(e) Liens granted under the Finance Documents.

“Person” shall mean an individual, corporation, partnership, trust, unincorporated organization or any other enterprise, or a Governmental Authority.

“Pooling Country Freight Costs” shall mean the cost of ocean freight for shipment of Goods from the United States to the Borrower’s Country on an ocean vessel registered in the Borrower’s Country, provided, that (a) such freight costs are included in the Supply Contract; (b) the Borrower’s Country is deemed a “MARAD Pooling Country” by MARAD; (c) the applicable maritime agreement between the Borrower’s Country and MARAD remains in full force and effect; and (d) the Borrower has obtained either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in Ex-Im Bank Financing Evaluation Process” from MARAD.

“Potential Default” shall mean an event that with the lapse of time or the giving of notice, or both, would become an Event of Default.

“Pre-Completion Exposure Fee” shall mean with respect to the initial Disbursement, the product of (a) the Pre-Completion Exposure Fee Percentage multiplied by (b) the aggregate Financed Portion.

“Pre-Completion Exposure Fee Percentage” shall mean the percentage set forth as such in the Term Sheet.

“Pre-Export Funding Limit” shall mean the amount set forth as such in the Term Sheet.

“Principal Transaction Documents” shall mean the Finance Documents and the Commercial Agreements.

“Principals” shall mean any senior officer, director, owner, partner, or other Person with primary management or supervisory responsibilities with respect to the Borrower, or the Guarantor, as the case may be, or any other Person (whether or not an employee) who has critical influence on or substantive control over the transaction covered by this Agreement.

“Progress Payments” shall mean payments to an Exporter prior to completion and delivery of any Goods and Services.

“Progress Report” shall have the meaning set forth in Section 10.02(j)(i) (Progress and Technical Operating Reports).

“Prohibited Action Notice” shall have the meaning set forth in Section 6.03(b)(ii) (Prepayment Upon Non-Compliance with Certain Covenants).

“Prohibited Country” shall mean, unless otherwise indicated in writing by Ex-Im Bank, any of the Islamic Republic of Iran, the Syrian Arab Republic, the Democratic People’s Republic of Korea, the Republic of Cuba, the Republic of Sudan, Burma, or any other country for which Ex-Im Bank support is legally prohibited.

“Prohibited Entity” shall mean any Prohibited Country, any Governmental Authority thereof or any other Person owned or operated, directly or indirectly, by such Prohibited Country or any such Governmental Authority.

“Prohibited Use” shall mean any use of the ViaSat-2 Satellite, or any agreement or other arrangement in respect of the use of the ViaSat-2 Satellite (including any Transponder Lease), for any transmission by or on behalf of a Prohibited Entity.

“Regulatory Change” shall mean the introduction or change after the date of this Agreement of or in United States or foreign national, state or municipal laws or regulations or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests (whether or not having the force of law) by any United States or foreign national, state, or municipal court or monetary authority or Governmental Authority.

“Reimbursement” shall mean an advance from Ex-Im Bank to the Borrower to fund the reimbursement of the Borrower for payments to an Exporter and/or Ancillary Services Provider in accordance with the Reimbursement Procedures.

“Reimbursement Documents” shall have the meaning set forth in Part II of Annex A-1.

“Reimbursement Procedures” shall mean the “Reimbursement Procedures for Direct Credit” set forth in Annex A-1.

“Reimbursement Undertaking” shall mean an undertaking issued by Ex-Im Bank to the L/C Bank to reimburse such L/C Bank for payments made under a Letter of Credit.

“Relevant Person” shall mean (i) a natural person; (ii) a corporation, business association, partnership, society, trust, financial institution, insurer, underwriter, guarantor, and any other business organization, any other nongovernmental entity, organization, or group, and any governmental entity operating as a business enterprise; and (iii) any successor to any entity described in clause (ii); provided that the term “Relevant Person” does not include a government or governmental entity that is not operating as a business enterprise.

“Repayment Date” shall mean the First Principal Repayment Date and each successive semi-annual anniversary occurring thereafter.

“Request for Issuance of Reimbursement Undertaking” shall mean a request substantially in the form of Exhibit 4 to Annex A-1.

“Request for Reimbursement” or “Request for Reimbursement to Borrower’s Account” shall mean a request substantially in the form of Exhibit 2 to Annex A-1.

“Required License Effectiveness Date” shall mean the date occurring five (5) Business Days prior to the Launch Date.

“Required Operative Date” shall mean the date set forth as such in the Term Sheet.

“Responsible Employee” shall mean any employee of the Ex-Im Facility Agent having direct responsibility for administering this Agreement in its capacity as the Ex-Im Facility Agent for the benefit, and on behalf, of Ex-Im Bank.

“SAM Portal” shall have the meaning set forth in Section 10.01(a)(xv) (Suspension and Debarment, etc.).

“Satellite Network Filings” shall mean the submissions made by Ofcom to the International Telecommunication Union (ITU) in order to secure the ability of the Borrower to utilize the ViaSat-2 Satellite at the 70.0° W.L. nominal orbital location and the Ka-band frequencies at that location.

“Satellite Related Agreement” shall mean any Transponder Lease, or any other agreement or arrangement providing for the use, lease, sale, transfer, conveyance, assignment, license or other disposition of the ViaSat-2 Satellite.

“Security Documents” shall mean (i) the Debenture, (ii) the Share Charge and (iii) the Security Trust Deed dated March 12, 2015 among the Guarantor, the Borrower, the Ex-Im Facility Agent, Ex-Im Bank and the Security Trustee.

“Security Trustee” shall mean Wilmington Trust (London) Limited.

“Services” shall mean services (including Ancillary Services) (a) performed by the Exporter (or Ancillary Services Provider) under a Supply Contract, and (b) listed in the Acquisition List; provided, that Ex-Im Bank shall determine what does and does not constitute Services, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“Share Charge” shall mean the Charge over Shares, dated March 12, 2015 between the Guarantor and the Security Trustee.

“Space Activities License” shall mean the space activities license in respect of the ViaSat-2 Satellite to be issued to the Borrower by the UKSA pursuant to the United Kingdom Outer Space Act 1986.

“Special Ancillary Services” shall mean Ancillary Services relating to the Credit if: (a) Ex-Im Bank requires that the Borrower or another Person pay for the provision of such Ancillary Services by an Ancillary Services Provider selected by Ex-Im Bank; (b) Ex-Im Bank, in its sole determination, finds that such Ancillary Services are both necessary in order for the underlying transaction to go forward and cannot be reasonably obtained in the United States or (c) the fee is a one-time fee charged by the Ex-Im Facility Agent.

“Subsidiary” shall mean, with respect to any specified Person, (a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than fifty percent (50%) of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and policies of the entity whether through the ownership of voting capital, by contract or otherwise; or (b) any Person whose financial results are required under GAAP to be consolidated with the financial results of another Person.

“Supplier” shall mean The Boeing Company, Space and Intelligence Systems Division.

“Supply Contract” shall mean the contract(s), including the ViaSat-2 Satellite Procurement Contract (and any other document(s) satisfactory to Ex-Im Bank) for the purchase of Goods and Services entered into between the Borrower and an Exporter (or between an Exporter and a Person providing such Goods and Services to the Borrower under a contract or other document(s) satisfactory to Ex-Im Bank), or Ancillary Services Provider, as the case may be; provided that, in each case, multiple contracts among the same parties with respect to the Credit will only be considered a single “Supply Contract” for all purposes under this Agreement.

“Taxes” shall mean any taxes, fees, levies, imposts, duties or charges of whatever nature (whether imposed by withholding or deduction or otherwise) imposed by any Governmental Authority (including, without limitation, any taxing authority), or by any other jurisdiction from or through which payments required hereunder.

“Technical Advisor” shall mean Stellar Solutions, Inc.

“Technical Operating Report” shall have the meaning set forth in Section 10.02(j)(ii) (Technical Operating Reports).

“Technical Services Agreement” shall mean the Technical Services Agreement dated March 12, 2015, between the Guarantor and the Borrower to provide technical services with respect to the ViaSat-2 Satellite and provision of services derived therefrom, including engineering support and insurance procurement and renewals.

“Term Sheet” shall mean the term sheet immediately preceding the table of contents and preamble to this Agreement.

“Total Loss” shall mean any Loss constituting a “total loss” as such term (or substantially similar term) is defined under the applicable Insurance.

“Transaction Number” shall mean the “Ex-Im Bank Transaction No.” specified on the Term Sheet.

“Transponder Lease” shall mean any transponder lease or any other agreement relating to the sale or lease of satellite capacity of the ViaSat-2 Satellite.

“UCP” shall mean the Uniform Customs and Practices for Documentary Credits (International Chamber of Commerce Publication 600), as the same may be amended from time to time.

“UKSA” shall mean the United Kingdom Space Agency, an agency and instrumentality of the Government of the Borrower’s Country.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Content” shall mean, with respect to any Supply Contract, the amount representing the U.S. content in such contract as specified in Part A of the relevant Exporter’s Certificate; provided that Ex-Im Bank shall determine what does and does not constitute U.S. Content, and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

“U.S. Content Percentage” shall mean, with respect to any Supply Contract, the percentage specified as such in Part A of the relevant Exporter’s Certificate.

“Utilization” shall mean either: (a) the making of a Reimbursement, (b) the making of an L/C Issuance or (c) the making of a Completion Exposure Fee Advance.

“Utilization Procedures” shall mean the “Utilization Procedures for Direct Credits” set forth in Annex B1.

“ViaSat-2 Launch Services Agreement” shall mean the Launch Services Agreement dated November 10, 2014, between the Borrower and the Launch Services Provider for the launch of the ViaSat-2 Satellite and related services.

“ViaSat-2 Satellite” shall mean the Ka-band ViaSat-2 communications satellite to be acquired pursuant to the ViaSat-2 Satellite Procurement Contract and owned by the Borrower, expected to launch in 2016 and to be located at the 70.0° W.L. nominal orbital slot.

“ViaSat-2 Satellite Procurement Contract” shall mean the Satellite Procurement Contract, dated May 15, 2013, between the Guarantor and Supplier, as assigned to the Borrower on November 25, 2014, pursuant to that certain Purchase Agreement Partial Assignment, for the procurement and delivery of the ViaSat-2 Satellite and associated services.

“ViaSat-2 TT&C Agreement” means that certain Satellite Preparation and Operational Services Agreement, Telesat Contract ID 4723-0, between the Guarantor and Telesat Canada, dated as of September 30, 2014, as assigned by the Guarantor to the Borrower on November 25, 2014, pursuant to that certain Satellite Preparation and Operational Services Agreement Assignment, for the provision of certain satellite preparation and operational services.

1.02 Principles of Construction.

(a) The meanings set forth for defined terms in Section 1.01 (Defined Terms) or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

(b) Unless otherwise specified, all references in this Agreement to Sections, the Term Sheet, Annexes, Exhibits and Schedules are to Sections, the Term Sheet, Annexes, Exhibits and Schedules in or to this Agreement.

(c) The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d) In the event of any discrepancy between the provisions of Sections 1 through 14 of this Agreement and the provisions of the Term Sheet forming a part of this Agreement, the applicable provisions of Sections 1 through 14 shall control.

(e) Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Solely for purposes of the interpretation and construction of Annex F hereto or any part thereof, in the event of any inconsistency between the provisions of Sections 1 through 14 of this Agreement and the provisions Sections A.1, A.2, and A.3 of Annex F, the provisions of Sections A.1, A.2, and A.3 of Annex F shall control.

SECTION 2. THE CREDIT

2.01 Amount. Ex-Im Bank hereby establishes the Credit, upon the terms and conditions set forth in this Agreement, in favor of the Borrower in an aggregate amount not to exceed the “Credit Amount” specified in the Term Sheet. The Credit is for the purpose of enabling the Borrower to finance:

(a) the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower for the purchase of Goods and/or Services; and

(b) in an aggregate amount not to exceed the sum of (i) the Pre-Completion Exposure Fee payable on the Financed Portion and (ii) the Completion Exposure Fee payable on the Financed Portion.

2.02 Availability. Subject to the terms and conditions provided herein, including, without limitation, the conditions set forth in Section 7 (Conditions Precedent), Disbursements under the Credit may be made up to and including the Final Disbursement Date.

2.03 Deemed Date for Certain Costs. For the purpose of determining whether costs are incurred on or after the Initial Eligibility Date, (i) costs with respect to Services and Progress Payments shall be deemed to have been incurred on the date such Services and Progress Payments were performed or provided as evidenced by the invoices of the provider of such Services and Progress Payments, and (ii) costs with respect to Goods shall be deemed to have been incurred on the date the Goods were shipped, as evidenced by the date of the relevant bill of lading.

SECTION 3. UTILIZATIONS AND DISBURSEMENTS

3.01 General Requirements.

(a) General. Upon satisfaction of the conditions set forth in Section 7 (Conditions Precedent), the Credit may be utilized and disbursed in the manner described in, and subject to the conditions of, this Section 3 (Utilizations and Disbursements) and the Utilization Procedures.

(b) Types of Disbursements. Disbursements may be made: (i) through L/C Payments; and/or (ii) through Reimbursements; and/or (iii) if financed, by book entry disbursements from Ex-Im Bank to the Borrower for payments of the Pre-Completion Exposure Fee and the Completion Exposure Fee to Ex-Im Bank. A single Disbursement may include both a Reimbursement and an L/C Payment. No more than one reimbursement, and no more than one L/C Payment, may be made in any calendar month.

(c) Ancillary Services. Ancillary Services relating to the Credit shall be treated in the same manner as any other Services (including, without limitation, the requirements set forth in Section 5 (Ex-Im Financing and Coverage Requirements) of this Agreement); provided that the Foreign Content associated with any Special Ancillary Services shall be deemed to be zero.

(d) Completion Exposure Fee Advances.

(i) Request of Completion Exposure Fee Advance. The Borrower may request a Completion Exposure Fee Advance prior to the In-Orbit Acceptance Date for the payment of the Completion Exposure Fee by complying with the Completion Exposure Fee Utilization Procedures in Annex A-2.

(ii) Making a Completion Exposure Fee Advance. On the relevant Utilization Date, Ex-Im Bank shall, subject to compliance with the terms and conditions of Annex A-2, fund such Completion Exposure Fee Advance by making book entry disbursements in the aggregate amount of such Completion Exposure Fee.

3.02 Ex-Im Facility Agent Review, etc.

(a) If the Ex-Im Facility Agent receives written notice that an Event of Default or Potential Default has occurred or determines, in its reasonable judgment, taking into account such information of which the Ex-Im Facility Agent’s Responsible Employees have actual knowledge at the time, that an Event of Default or Potential Default has occurred and is continuing, then it shall promptly so notify Ex-Im Bank and the Borrower thereof in writing.

(b) If the Ex-Im Facility Agent receives written notice or any Responsible Employee has actual knowledge that all or any portion of the Credit has been cancelled or suspended (other than by Ex-Im Bank), or that any Disbursement or Utilization under this Agreement has been suspended (other than by Ex-Im Bank), it shall promptly so notify Ex-Im Bank and the Borrower thereof in writing.

(c) If Ex-Im Bank requires any additional information in connection with any documentation submitted or request made pursuant to this Section 3 (Utilizations and Disbursements), then the Ex-Im Facility Agent shall, at Ex-Im Bank’s request, provide reasonable assistance to Ex-Im Bank in obtaining additional information or addressing any omissions or deficiencies in documentation.

(d) Without limiting the effect of the provisions of Section 13 (The Ex-Im Facility Agent) or altering the scope of the Ex-Im Facility Agent’s duties set forth in this Section 3 (Utilizations and Disbursements), the Ex-Im Facility Agent shall perform its duties under this Section 3 (Utilizations and Disbursements) with the same fiduciary duty of care as if such extension of credit were to be made by the Ex-Im Facility Agent for its own account with such extension of credit secured by a security interest but not guaranteed by any Person.

3.03 Basis of Ex-Im Facility Agent Determinations. Any determination required to be made by the Ex-Im Facility Agent under this Section 3 (Utilizations and Disbursements) shall be based solely on the Ex-Im Facility Agent’s review of the documents and all information received by it thereunder and any other written notices received by it pursuant to this Agreement, the other Finance Documents or on the actual knowledge of, any Responsible Employee, and the Ex-Im Facility Agent shall have no obligation to verify independently the truth or correctness of any representation, warranty or other statement contained in such documents or notices.

SECTION 4. GUARANTEE TO EX-IM BANK BY GUARANTOR

4.01 Guarantor Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees to Ex-Im Bank the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Credit, together with any and all other amounts payable by the Borrower to Ex-Im Bank under this Agreement and all other obligations of the Borrower under the Finance Documents. If the Borrower shall fail to pay or perform when due any or all sums and obligations hereby guaranteed (whether at stated maturity, by acceleration or otherwise), the Guarantor shall forthwith (a) pay, without any demand or notice, the full amount due and payable by the Borrower in U.S. Dollars at the place and in the manner required by this Agreement and (b) perform all such other obligations of the Borrower under the Finance Documents. This is a guarantee of payment and performance and not merely of collection, and shall remain in full force and effect until all the obligations of the Borrower hereby guaranteed are irrevocably paid in full. To the extent permitted by Applicable Law, the Guarantor waives all defenses of a surety or guarantor to which it may be entitled by statute or otherwise.

4.02 Guarantee Continuing and Unconditional.

(a) The Guarantor Guarantee is a continuing, absolute and unconditional guarantee of payment and performance as primary obligor and not merely as surety, and shall apply to all obligations of the Borrower under this Agreement and the other Finance Documents whenever arising. Without limiting the generality of the foregoing, the Guarantor Guarantee shall not be released, discharged or otherwise affected by: (i) the lack of genuineness, legality, validity, regularity or enforceability of this Agreement, any other Finance Document or any other agreement or document delivered pursuant to this Agreement; (ii) the surrender, release, exchange, substitution, taking of any additional collateral, or impairment of any collateral; (iii) failure by the Borrower to comply with any of the terms of this Agreement or any other Finance Document; (iv) any change in the name, authorized activities, capital stock, corporate existence, structure, personnel or ownership of the Borrower; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets; or (vi) any other act, omission to act or delay of any kind by the Borrower, the Guarantor or Ex-Im Bank or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Section 4.02 (Guarantee Continuing and Unconditional), constitute a legal or equitable discharge or defense to the Guarantor’s obligations hereunder.

(b) The Guarantor hereby irrevocably and expressly waives all diligence, presentments, demands, protests and notices of any kind whatsoever, including, without limitation, notices of nonperformance or nonpayment, notices of default, notices of protest, notices of dishonor, notices of acceptance of this Guarantor Guarantee, and notices of the existence, creation or incurring of new or additional obligations by the Borrower under this Agreement.

(c) The Guarantor consents that, without notice to the Guarantor and without the necessity for any additional endorsement, consent or guarantee by the Guarantor, the liabilities of the Borrower hereby guaranteed may, from time to time, be renewed, extended, increased, accelerated, modified (including without limitation any change in interest rate), amended, compromised, waived, released or discharged by Ex-Im Bank; and any security which is or in the future may be held, or any other guarantee issued for, the payment of the indebtedness of the Borrower under this Agreement or any other Finance Document may be exchanged, sold or surrendered by Ex-Im Bank, all without impairing or affecting in any way the obligation of the Guarantor hereunder. Ex-Im Bank shall not be obliged to enforce any remedies against the Borrower or any guarantee or security that it may hold before being entitled to payment from the Guarantor of the obligations hereby guaranteed.

4.03 Reinstatement. The Guarantor Guarantee shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of obligations hereby guaranteed is recovered from or repaid by Ex-Im Bank or any other party as a result of any proceeding in bankruptcy, insolvency, reorganization or otherwise.

SECTION 5. EX-IM BANK FINANCING AND COVERAGE REQUIREMENTS

5.01 Eligibility for Financing.

(a) In order to be eligible for financing under the Credit the Borrower shall have made or caused to be made a cash payment for the purchase of Goods and Services in an amount equal to not less than fifteen percent (15%) of the Net Contract Price.

(b) In order to be eligible for financing under the Credit, all Goods that are to be or were previously exported by ocean vessel must be transported from the United States in vessels of U.S. registry, as required by 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in Ex-Im Bank Financing Evaluation Process” is obtained from the U.S. Maritime Administration (“MARAD”). If any Goods are shipped on vessels of non-U.S. registry without such a MARAD certification or determination or contrary to the provisions of such MARAD certification or determination, such Goods will not be eligible for financing under the Credit. If Goods are shipped on ocean vessels or aircraft of U.S. registry, the cost of shipment may be included in the U.S. Content of the Supply Contract. Subject to the exceptions set forth above, if such Goods are shipped on ocean vessels or aircraft of non-U.S. registry, the cost of shipment may constitute Foreign Content if such cost has been included in the Net Contract Price. Pooling Country Freight Costs shall be deemed U.S. Content.

In addition, goods used in the provision of Services, if shipped by ocean vessel from the United States to the Borrower’s Country, may be required to be transported from the United States in vessels of U.S. registry pursuant to 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended).

(c) In order to be eligible for financing under the Credit, the Borrower shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of Goods in an amount not less than the amount of the Disbursements that have been or are to be made with respect to those shipments.

5.02 Coverage of the Credit

Subject to the terms and conditions of this Agreement, Ex-Im Bank shall finance each Disbursement with respect to any Supply Contract up to the following maximum amount:

(a) an amount equal to the product of: (i) the Disbursement Percentage with respect to such Supply Contract and (ii) the U.S. Dollar invoice value of the Goods and Services included in the invoice(s) presented to Ex-Im Bank in connection with such Disbursement; plus

(b) an amount equal to one-hundred percent (100%) of the Pre-Completion Exposure Fee on the amounts disbursed pursuant to (a); plus

(c) an amount equal to one hundred percent (100%) of the Completion Exposure Fee (in the case of a Completion Exposure Fee Advance) on the amounts disbursed pursuant to (a) on or prior to the In-Orbit Acceptance Date;

provided that the aggregate amount of all Disbursements shall not exceed the aggregate principal amount of the Credit; provided further that prior to the Export Date, (i) the aggregate amount disbursed in connection with the Satellite Procurement Contract shall not exceed the Pre-Export Funding Limit for the ViaSat-2 Satellite and (ii) the U.S. Dollar invoice value of the Goods and Services presented to Ex-Im Bank in connection with any such Satellite Procurement Contract Disbursements multiplied by the Disbursement Percentage shall not be greater than the remaining undrawn amount of the Pre-Export Funding Limit for the ViaSat-2 Satellite.

SECTION 6. TERMS OF THE CREDIT

6.01 Principal Repayment. The Borrower shall repay to Ex-Im Bank all amounts disbursed under the Credit in seventeen (17) approximately equal, successive semi-annual installments, with each such installment to be payable on a Repayment Date, provided that, on the Final Maturity Date, the Borrower shall repay in full the principal amount of the Credit then outstanding.

6.02 Interest Payment.

(a) On each Interest Payment Date and on the date of any prepayment of the Credit, the Borrower shall pay to Ex-Im Bank interest in arrears on all amounts disbursed and outstanding from time to time under the Credit or, in the case of a prepayment of the Credit, on all amounts so prepaid, calculated at an interest rate per annum equal to the Applicable Interest Rate; provided, that in the event that any Disbursement is made within forty-five (45) days prior to an Interest Payment Date, the first payment of accrued interest with respect to such Disbursement under this Section 6.02(a) (Interest Payment) shall not be due and owing until the next succeeding Interest Payment Date.

(b) If any Payment Default shall occur, the Borrower shall pay to Ex-Im Bank, on demand, interest in arrears on such unpaid amount (to the extent permitted by Applicable Law) for the period from (and including) the Payment Default Date to (but excluding) the date such amount shall have been paid in full, at an interest rate per annum equal to the higher of (i) the rate specified in Section 6.02(a) (Interest Payment) above plus one percent (1.00%) per annum or (ii) the applicable rate of interest specified in the Federal Reserve Statistical Release H.15 (519) as the average monthly rate for the month immediately preceding the date of the relevant Payment Default Date, available at http://www.federalreserve.gov/releases/H15/data.htm under the heading of “U.S. government securities” and the subheading of “Treasury constant maturities”, for a maturity closest to the duration of the Payment Default plus one percent (1.00%).

6.03 Prepayment.

(a) Voluntary Prepayments.

(i) The Borrower may, from time to time, prepay, without premium or penalty (other than as specified in clause (D) below) all or any part of the principal of the Credit, on any Interest Payment Date, provided that:

(A) any partial prepayment shall be in a minimum amount of $10,000,000;

(B) the Borrower shall give Ex-Im Bank ten (10) Business Days’ prior written notice of the proposed amount and the date of prepayment;

(C) the Borrower shall pay in full all amounts due under the Credit as of the Date of such prepayment, including all interest which has accrued to the date of prepayment on the principal amount prepaid, together with all other amounts then due under this Agreement as of the date of such prepayment, and

(D) on the date of such prepayment, the Borrower shall pay to Ex-Im Bank a prepayment premium which shall be equal to the amount by which (a) the prepaid principal amount is less than (b) the sum of the present values, discounted from the remaining Repayment Dates, of (x) the installments of principal being prepaid, plus (y) the amounts of interest which would otherwise have accrued on such principal amounts to the Repayment Dates, plus (z) if the prepayment occurs prior to the In-Orbit Acceptance Date, an amount equal to the product of the Completion Exposure Fee Percentage multiplied by the prepaid principal amount.

(ii) The annual discount rate used to calculate the present value amount in clause (a)(i)(D) of this Section 6.03 (Prepayment) shall be that rate of interest specified as the current CIRR for the Business Day which is five (5) Business Days prior to the date of prepayment for a repayment period equal to the applicable Maturity Period.

(iii) Any voluntary prepayment by the Borrower in accordance with this Section 6.03 (Prepayment) shall be irrevocable and final when paid, and the Borrower shall not be entitled to subsequently borrow or redraw any part of such prepaid principal amount.

(iv) Voluntary prepayments shall be applied to the installments of principal of the Credit in the inverse order of their maturity.

(b) Mandatory Prepayments.

(i) Prepayment Upon Imposition of Sanctions. If at any time the Borrower or any Controlling Sponsor of the Borrower, or any Relevant Person that is owned or Controlled by the Borrower or such Controlling Sponsor of the Borrower, shall be or become a person to whom Ex-Im Bank is prohibited by law from providing financing or other credit support by reason of sanctions imposed by the United States under the Iran Sanctions Act, then Ex-Im Bank shall so notify the Borrower (with a copy to the Ex-Im Facility Agent), and (i) the Credit shall be immediately cancelled; and (ii) within one hundred eighty (180) days of Ex-Im Bank’s notice, the Borrower shall prepay the entire principal amount of the Credit then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment and all other amounts then due and owing under the Credit.

(ii) Prepayment Upon Non-Compliance with Certain Covenants. If at any time the Borrower fails to comply with Section 10.02(v) (Prohibited Use) or Section 10.03(m) (Prohibited Entity), which failure remains uncured for a period of one hundred eighty (180) days after written notice of such failure has been given to the Borrower by Ex-Im Bank, then Ex-Im Bank shall so notify the Borrower and the Ex-Im Facility Agent (the “Prohibited Action Notice”), and, if Ex-Im Bank so requires as set forth in the Prohibited Action Notice (A) the Credit shall be immediately cancelled and (B) the Borrower shall immediately prepay the entire principal amount of the Credit then outstanding, together with all accrued and unpaid interest thereon to the date of the prepayment, and all other amounts then due and owing under the Credit. Ex-Im Bank may also elect, by so indicating in the Prohibited Action Notice, that no such cancellation of the Credit or prepayment is required in respect of a failure to comply described in the Prohibited Action Notice.

(iii) Prepayment Upon Loss. The Borrower shall prepay the Credit (A) to the extent of any Insurance Proceeds in respect of a Total Loss or a Constructive Total Loss , plus the Insurance Reduction Amount (if any), and (B) to the extent of any Insurance Proceeds in respect of any Partial Losses that are both (1) in excess of $10,000,000 and (2) are not applied in reinstatement, restoration or replacement of the ViaSat-2 Satellite or service alternative to that provided therefrom , plus, subject to conditions (B)(1) and

(B)(2) above, an amount equal to the product of the Insurance Reduction Amount (if any) and a fraction, the numerator of which is the amount of Insurance Proceeds received in respect of such Partial Loss and the denominator of which is the amount of insurance under the policy of insurance under which the claim for such Partial Loss is made in each case, together with accrued and unpaid interest thereon to the date of prepayment and all other amounts then due and owing under the Credit Agreement. Such prepayment shall be made promptly following receipt of such Insurance Proceeds.

SECTION 7. CONDITIONS PRECEDENT

7.01 Conditions Precedent to First Utilization. The obligation of Ex-Im Bank to permit the first Utilization of the Credit shall be subject to the delivery to Ex-Im Bank (with a copy to the Ex-Im Facility Agent, except as indicated) of the documents indicated below (each in form and substance satisfactory to Ex-Im Bank), and to the fulfillment (in a manner satisfactory to Ex-Im Bank) of the conditions set forth below:

(a) This Agreement. This Agreement fully executed by the parties hereto, which shall be in full force and effect (with, if applicable, evidence that this Agreement has been registered with the appropriate authorities in the Borrower’s Country and the Guarantor’s Country).

(b) Insurance. Delivery of evidence that any insurance arrangements that, in accordance with Annex G are required to be effected or procured by the date of the first Utilization have been effected or procured, including any certificates, broker’s undertakings, policies of insurance or cover notes, if required as of the date of the first Utilization by the terms of Annex G, and a report from the Insurance Advisor in form and substance satisfactory to Ex-Im Bank.

(c) Existence. Evidence that (i) the Borrower is duly organized and validly existing under the laws of the Borrower’s Country, with full power, authority and legal right to own its property and carry on its business as now conducted, and (ii) the Guarantor is duly organized and validly existing under the laws of the State of Delaware, with full power, authority and legal right to own its property and carry on its business as now conducted.

(d) Authority. Evidence of (i) the authority of the Borrower to execute, deliver, perform, and observe the terms and conditions of this Agreement and the other Finance Documents; and (ii) the authority (including specimen signatures) for each Person who, on behalf of the Borrower, signed this Agreement and/or signed or will sign any other Borrower Documents, or will otherwise act as the Borrower’s representative in the operation of the Credit; (iii) the authority of the Guarantor to execute, deliver, perform, and observe the terms and conditions of this Agreement and any other Finance Documents; and (iv) the authority (including specimen signatures) for each Person who, on behalf of the Guarantor, signed this Agreement and/or signed or will sign any other Finance Documents, or will otherwise act as the Guarantor’s representative in the operation of the Credit.

(e) Governmental Authorizations. Copies, certified as true copies by an Authorized Officer of the Borrower and the Guarantor, as the case may be, of each material Governmental Authorization, which is necessary: (i) for the execution, delivery, performance and observance by the Borrower of the Finance Documents, including, without limitation, all approvals relating to the availability and transfer of Dollars required to make all payments due under this Agreement; (ii) for the validity, binding effect and enforceability of the Finance Documents; (iii) for the execution, delivery and performance by the Borrower of any Supply Contract, the importation of the Goods and Services, and the use of the Goods and Services in the Borrower’s Country (other than the Space Activities License); (iv) for the execution, delivery, performance and observance by the Guarantor of the Finance Documents; and (v) for the validity, binding effect and enforceability of the Finance Documents.

(f) Legal Opinions. (i) An opinion of legal counsel acceptable to Ex-Im Bank in the Borrower’s Country in substantially the form of Annex B, and (ii) an opinion of legal counsel acceptable to Ex-Im Bank in the Guarantor’s Country in substantially the form of Annex C.

(g) Appointment of Process Agent. Evidence that (i) the Borrower has irrevocably appointed as its agent for service of process the Person or Persons so specified in Section 12.03(a) (Service of Process); and (ii) each such agent has accepted the appointment (and been paid in full) for a term extending at least one year beyond the scheduled final repayment date of the Credit and has agreed to forward forthwith to the Borrower all legal process addressed to the Borrower received by such agent.

(h) Acquisition List. The Acquisition List.

(i) Supply Contract(s). A copy of each Supply Contract (other than insurance policies, which pursuant to Annex G, are not required to be obtained and maintained prior to the date of such first Utilization), and if any such Supply Contract provides for Progress Payments, the schedule for such Progress Payments.

(j) Security Documents. The Security Documents shall have been fully executed by the Borrower and the other parties thereto and delivered to Ex-Im Bank, together with evidence that the Liens of the Security Documents have been, or will be within the time limit prescribed by law, perfected in accordance with the laws of the Borrower’s Country.

(k) Launch Services Agreement. A copy of the executed ViaSat-2 Launch Services Agreement.

(l) Capacity Purchase Agreement; Management Services Agreement; Technical Services Agreement.

(i) A copy of the executed Capacity Purchase Agreement.

(ii) A copy of the executed Management Services Agreement.

(iii) A copy of the executed Technical Services Agreement.

(iv) A copy of the executed ViaSat-2 TT&C Agreement.

(v) The Capacity Purchase Agreement, the Management Services Agreement, the Technical Services Agreement and the ViaSat-2 TT&C Agreement shall each be on commercially reasonable terms at least as favorable to the Borrower as would be obtained by the Borrower in a comparable arm’s-length transaction entered into in the ordinary course of business and the payments under the Capacity Purchase Agreement shall be sufficient to cover the Borrower’s payment obligations under the Credit.

(m) Outside Counsel, Fees and Other Fees. Evidence of the payment in full of the reasonable and duly documented fees and out-of-pocket expenses due and payable to (i) the Ex-Im Facility Agent, (ii) White & Case, LLP as counsel to Ex-Im Bank, and (iii) any other financial advisor, market advisor, outside consultants, etc.

(n) Anti-Lobbying Certificates. Delivery of (i) an original Anti-Lobbying Certificate executed by Authorized Officer(s) of the Borrower and (ii) an original Anti-Lobbying Certificate executed by Authorized Officer(s) of the Guarantor.

(o) Master Reimbursement Agreement. Prior to the first Utilization in the form of an L/C Issuance, the Master Reimbursement Agreement shall be fully executed by the parties thereto, and shall be in full force and effect.

(p) Authority of Ex-Im Facility Agent. Delivery of evidence of (i) the authority of the Ex-Im Facility Agent to execute, deliver, perform and observe the terms and conditions of this Agreement, and (ii) the authority (including specimen signatures) for each Person who, on behalf of the Ex-Im Facility Agent, signed this Agreement, and/or will act as the Ex-Im Facility Agent’s representative in the operation of the Credit, including each Responsible Employee.

(q) Directors of the Borrower. Delivery of a list of all directors of the Borrower.

(r) Register of the Shareholders of the Borrower. Delivery of a certified true copy of the Register of Shareholders of the Borrower evidencing that the Guarantor has been registered as holder of all of the issued share capital of the Borrower.

(s) Share Certificates; Share Transfers. Delivery of (i) share certificates in respect of all of the shares of the Borrower and (ii) signed and undated share transfers, with the name of the transferee left blank.

(t) No Event of Default. No Event of Default and no Potential Default exists at the time all the foregoing conditions have been satisfied or waived.

7.02 Conditions Precedent to Each Utilization. The obligation of Ex-Im Bank to permit any Utilization, including the first Utilization, shall be subject to the delivery to Ex-Im Bank (with a copy to the Ex-Im Facility Agent) of the documents indicated below (each in form and substance satisfactory to Ex-Im Bank) and to the fulfillment, as of the date of such Utilization, in a manner satisfactory to Ex-Im Bank, of the conditions set forth below:

(a) This Agreement. This Agreement, the Guarantor’s Guarantee and the Security Documents shall continue to be in full force and effect.

(b) No Restrictions. No law, regulation, ruling or other action of any Governmental Authority shall be in effect or shall have occurred, the effect of which would be to prevent any party to this Agreement from fulfilling its obligations.

(c) Utilization Documents. Each of the documents (including, but not limited to, the Reimbursement Documents (as defined in Part II of Annex B) and L/C Documents (as defined in Part III of Annex B)) required under the Utilization Procedures with respect to the requested Utilization.

(d) Master Reimbursement Agreement. Prior to the first Utilization in relation to an L/C Issuance, the Master Reimbursement Agreement shall continue to be in full force and effect.

(e) Additional Utilization Conditions. The requirements of Section 3 (Utilizations and Disbursements) shall have been satisfied with respect to such Utilization.

(f) Legal Opinions. If, since the date of the legal opinions furnished pursuant to Section 7.01(f) (Legal Opinions), there has been a change in law that could reasonably be expected to have a Material Adverse Effect on the ability of the Borrower or the Guarantor to perform its obligations under the Finance Documents, then Ex-Im Bank may request supplemental legal opinions with respect to the possible consequences of such change in law. Such supplemental opinions shall be dated as of the date on which the Utilization was requested, be addressed and delivered to Ex-Im Bank and be in form and substance satisfactory to Ex-Im Bank.

(g) Utilization by way of Letter of Credit. If the Utilization is by way of a letter of credit, such letter of credit shall be in form and substance satisfactory to Ex-Im Bank.

(h) Exposure Fee; Other Fees and Expenses. Ex-Im Bank shall have been paid the Exposure Fee or arrangements satisfactory to Ex-Im Bank for the payment thereof shall have been made. All other fees and expenses then due and payable under Section 8 (Fees and Expenses) shall have been paid.

(i) Representation and Warranties. The representations and warranties made by the Borrower in Section 10.01 (Representations and Warranties of the Borrower), by the Guarantor in Section 10.04 (Representations and Warranties of the Guarantor) and by the Borrower and the Guarantor in each Security Document shall be true and accurate in all material respects on and as of the date of such Utilization (except (i) that any representation and warranty qualified by materiality shall be true and accurate in all respects and (ii) for any representations and warranties which are expressly stated to be given solely as of an earlier date, in which case such representation or warranty shall be true and correct in all respects on and as of such earlier date).

(j) Other Documents. Such other documents, certificates, instruments or information relating to this Agreement or the transactions contemplated hereby as Ex-Im Bank may have reasonably requested shall have been delivered in form and substance satisfactory to Ex-Im Bank.

(k) No Event of Default. No Event of Default and no Potential Default, exists or will exist after giving effect to the requested Utilization.

(l) No Material Adverse Change. No event or circumstance shall have occurred which, in the judgment of Ex-Im Bank, is likely to materially and adversely affect the ability of the Borrower or the Guarantor to perform all or any of its obligations under this Agreement or any other Principal Transaction Document, as the case may be.

SECTION 8. FEES AND EXPENSES

8.01 Fees.

(a) The Borrower shall pay or cause to be paid to Ex-Im Bank the following fees:

(i) a loan commitment fee (“Commitment Fee”) of one-half of one percent (0.50%) per annum on the uncancelled and undisbursed balance from time to time of the Credit, computed on the basis of the actual number of days elapsed (including the first day but excluding the last), using a 365-day year, accruing from November 28, 2014 to the Final Disbursement Date, and payable on April 15 and October 15 of each year, beginning on April 15, 2015;

(ii) no later than the initial Disbursement Date, the Pre-Completion Exposure Fee; and

(iii) no later than the earlier of (a) the In-Orbit Acceptance Date and (b) the Final Disbursement Date, the Completion Exposure Fee.

The parties hereto acknowledge and agree that the Commitment Fee shall continue to accrue and become due and payable as described above during any period in which Utilizations are suspended as described in Section 11.02(a) (Suspension and Cancellation by Ex-Im Bank).

(b) If, subsequent to the payment of the Pre-Completion Exposure Fee under Section 8.01(a)(ii), a portion of the Credit has been cancelled pursuant to Section 11.01 (such portion, a “Cancelled Credit”) or a portion of the Credit is not disbursed by the Final Disbursement Date, Ex-Im Bank shall refund the Pre-Completion Exposure Fee applicable to such cancelled or undisbursed amount of the Credit, provided that:

(i) Ex-Im Bank determines that the Pre-Completion Exposure Fee applicable to such cancelled or undisbursed amount exceeds U.S.$1,000.00; and

(ii) the Borrower has given Ex-Im Bank and the Ex-Im Facility Agent a written request for an Exposure Fee refund within one hundred eighty (180) days after the Final Disbursement Date; provided that such notice is not required in the case of a Cancelled Credit.

Ex-Im Bank shall apply any refund due on the next Interest Payment Date that is at least thirty (30) days after either (A) in the case of a Cancelled Credit, the Final Disbursement Date, or (B) in the case of a not fully disbursed Credit, Ex-Im Bank’s receipt of the Borrower’s refund request. The Pre-Completion Exposure Fee refund shall be applied to the principal installments of the Credit in the inverse order of their maturity. Notwithstanding the above, (1) for so long as there exists an Event of Default or Potential Default, Ex-Im Bank shall not be obligated to apply any Pre-Completion Exposure Fee refund until the next Interest Payment Date after the date such event no longer exists, and (2) Ex-Im Bank is authorized to set-off and apply any Pre-Completion Exposure Fee refund against any obligations of the Borrower or the Guarantor to Ex-Im Bank.

(c) The Borrower shall pay or cause to be paid to the Ex-Im Facility Agent such fee as agreed pursuant to that certain engagement letter between the Borrower and the Ex-Im Facility Agent dated as of January 6, 2015.

8.02 Taxes.

(a) The Borrower and the Guarantor each agrees to pay all amounts owing by it under this Agreement free and clear of and without deduction or withholding for or on account of any Taxes.

(b) The Borrower and the Guarantor each further agrees:

(i) that if the Borrower or the Guarantor, as the case may be, is prevented by operation of law from paying any such Taxes or any such Taxes are required to be deducted or withheld, then the interest, fees or expenses required to be paid under this Agreement shall, on an after-tax basis, be increased by the amount necessary to yield to Ex-Im Bank, interest, fees or expenses in the amounts provided for in this Agreement after the provision for the payment of all such Taxes;

(ii) that the Borrower and the Guarantor shall, at the request of Ex-Im Bank, execute and deliver to Ex-Im Bank such further instruments as may be necessary or desirable to effect the payment of the increased amounts as provided for in subsection (i) above;

(iii) that the Borrower and Guarantor each shall hold Ex-Im Bank harmless from and indemnify Ex-Im Bank against any liabilities with respect to any Taxes (whether or not properly or legally asserted), as applicable, including (but not limited to), any Taxes resulting from any Exposure Fee refund; and

(iv) that, at the request of Ex-Im Bank, the Borrower shall provide Ex-Im Bank, within the later of thirty (30) days after such request or thirty (30) days after the actual payment of such Taxes, with the original or a certified copy of evidence of the payment of any Taxes by the Borrower, or, if no Taxes have been paid, provide Ex-Im Bank, at the request of Ex-Im Bank, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to Ex-Im Bank stating that no Taxes are payable.

(c) Notwithstanding anything to the contrary contained herein, the agreements in this Section 8.02 (Taxes) shall survive the termination of this Agreement and all other amounts due hereunder.

8.03 Expenses. Subject to the terms and conditions of any applicable fee letters, the Borrower and the Guarantor each agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, or reimburse the Ex-Im Facility Agent and Ex-Im Bank, respectively, promptly upon demand for the payment of, all reasonable and duly documented out-of-pocket costs and expenses arising in connection with the preparation, printing, execution, delivery, registration, implementation, modification of, or waiver or consent under, the Finance Documents, including, without limitation, the cost of preparing an operative memorandum and an operations and monitoring memorandum for internal Ex-Im Bank use, the reasonable and duly documented out-of-pocket expenses of the Ex-Im Facility Agent and Ex-Im Bank (incurred in respect of telecommunications, mail or courier service, travel and the like), all reasonable and duly documented out-of-pocket costs and expenses incurred related to the monitoring and management of the project by the Ex-Im Facility Agent and Ex-Im Bank (including travel expenses, related to the periodic monitoring visits performed by the Ex-Im Facility Agent and Ex-Im Bank, in each case as required under Section 10.02(c) (Inspections) or elsewhere hereunder), the reasonable and duly documented fees and expenses of counsel for the Ex-Im Facility Agent and Ex-Im Bank, and all Taxes (including, without limitation, interest and penalties, if any) which may be payable in respect of the Finance Documents. The Borrower and the Guarantor shall also pay all of the costs and expenses (including, without limitation, the fees and expenses of counsel and all Taxes) incurred by or charged to the Ex-Im Facility Agent or Ex-Im Bank in connection with the amendment or enforcement of any of the Finance Documents or the protection or preservation of any right or claim of the Ex-Im Facility Agent or Ex-Im Bank arising out of any of the Finance Documents. All amounts payable by the Borrower or the Guarantor pursuant to this Section 8.03 (Expenses) shall be paid by the Borrower or the Guarantor in the currency in which the same has been incurred and is payable by the Ex-Im Facility Agent or Ex-Im Bank, as the case may be.

8.04 Additional or Increased Costs.

(a) If, due to any Regulatory Change that (i) changes the basis of taxation of any amounts payable to Ex-Im Bank (other than taxes imposed on the overall net income of Ex-Im Bank); (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment affecting Ex-Im Bank; or (iii) imposes any other condition affecting this Agreement, there shall be any increase in the cost to Ex-Im Bank of agreeing to make or making, funding or maintaining Ex-Im Bank’s participation in any Utilization, then the Borrower shall from time to time, upon demand by Ex-Im Bank, pay to Ex-Im Bank additional amounts sufficient to compensate Ex-Im Bank for such increased cost.

(b) Each demand for payment by Ex-Im Bank under this Section 8.04 (Additional or Increased Costs) shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded, which certificate in the absence of manifest error, shall be conclusive and binding for all purposes.

SECTION 9. PAYMENTS

9.01 Method of Payment.

(a) All payments to be made by the Borrower or the Guarantor under this Agreement shall be made without set-off or counterclaim in U.S. Dollars in immediately available and freely transferable funds no later than 11:00 A.M. (New York City time) on the date on which due (as applicable):

(i) if for the account of the Ex-Im Facility Agent, to the Ex-Im Facility Agent at JPMorgan Chase Bank, ABA 021000021, Trade Services Acct no. 324 331 754, Attn: Hyacinth Boreland, reference: ViaSat/Exim –AP088346XX; and

(ii) if for the account of Ex-Im Bank, to Ex-Im Bank at the Federal Reserve Bank of New York for credit to Ex-Im Bank via the Federal Reserve Wire Network (FedWire) in accordance with the instructions set forth in the Term Sheet under the heading “Payment Instructions”.

(b) Except as otherwise provided herein, whenever any payment would otherwise fall due on a day which is not a Business Day, the due date for payment shall be the immediately succeeding Business Day and interest and fees shall be computed in accordance with Section 14.01 (Computations).

9.02 Application of Payments. Ex-Im Bank shall apply payments received by it under this Agreement (whether at stated maturity, by reason of acceleration, prepayment or otherwise), including, without limitation any payments under the Guarantor Guarantee, in the following order of priority: (a) interest due pursuant to Section 6.02(b) (Interest Payment); (b) Commitment Fees, Exposure Fees and all other amounts due to Ex-Im Bank under this Agreement and not otherwise provided for under this Section 9.02 (Application of Payments); (c) interest due pursuant to Section 6.02(a) (Interest Payment); (d) principal due; (e) installments of principal not yet due in inverse order of maturity; and (f) all other amounts due under this Agreement and not otherwise provided for in this Section 9.02 (Application of Payments).

SECTION 10. REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01 Representations and Warranties of the Borrower.

(a) The Borrower represents and warrants to the Ex-Im Facility Agent and Ex-Im Bank that:

(i) Existence and Authority. The Borrower is a private limited company, duly incorporated and validly existing under the laws of the Borrower’s Country, with full power, authority, and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Finance Documents.

(ii) Governmental Authorizations. All material Governmental Authorizations that are necessary: (A) for the execution, delivery, performance and observance by the Borrower of the Finance Documents, including, without limitation, approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under this Agreement; (B) for the validity, binding effect and enforceability of the Finance Documents; and (C) for the execution, delivery and performance of any Supply Contract, the importation of the Goods and Services, and the use of the Goods and Services in the Borrower’s Country; have, in each case, been obtained and are in full force and effect.

(iii) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Borrower’s Country of any of the Finance Documents, it is not necessary that any of the Finance Documents be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, or notarized; or that any documentary, stamp or other similar tax, imposition, or charge of any kind be paid on or with respect to any of the Finance Documents, except registration of particulars of (A) the Debenture and (B) the Share Charge at the Companies Registration Office in England and Wales under Section 859A of the Companies Act 2006 and payment of associated fees.

(iv) Restrictions. The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, each of the Finance Documents does not and will not conflict with or result in a breach or violation of: (A) the charter, by-laws, or similar documents of the Borrower; (B) any law of the Borrower’s Country or any other ordinance, decree, constitutional provision, regulation, or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid by the Borrower) in any material respect; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal in any material respect. Further, the Borrower’s execution and delivery of the Finance Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Borrower Documents do not and will not conflict with or result in a material breach of any agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any material Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such agreement or instrument other than the Lien upon the Collateral created under the Security Documents, in each case, in a manner that would constitute a Material Adverse Effect.

(v) Binding Effect. The Borrower has duly executed and delivered this Agreement and the other Finance Documents on or before the date hereof, and the Borrower will also duly execute and deliver each of the other Finance Documents that may hereafter be executed. Each of the Finance Documents that has been executed and delivered constitutes, and each such Finance Document that may hereafter be executed and delivered will constitute, a direct, general and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Borrower’s payment obligations under this Agreement rank in all respects, at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower.

(vi) Choice of Law. Under the conflict of laws principles in the Borrower’s Country, the choice of law provisions of this Agreement are valid, binding and not subject to revocation by the Borrower, and, in any proceedings brought before the courts in the Borrower’s Country for enforcement of any of the Finance Documents, the choice of the law of the State of New York as the governing law of such documents will be recognized and such law will be applied, subject to the application of overriding mandatory provisions of English law or incompatibility with English public policy. To the Knowledge of the Borrower, there is no incompatibility between (A) such choice of the law of the State of New York and (B) English law or English public policy.

(vii) Legal Proceedings. No legal proceedings are pending or, to the Knowledge of the Borrower, threatened in writing before any court or Governmental Authority that could reasonably be expected to: (A) cause a Material Adverse Effect; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of the material terms and conditions of any of the Finance Documents; or (C) in any other manner question the validity, binding effect or enforceability of any of the Finance Documents.

(viii) Supply Contract(s).

(A) No Applicable Law of the Borrower’s Country or the Guarantor’s Country is or will be violated by any Supply Contract or the performance by the Borrower of its obligations thereunder.

(B) The Borrower, and, to the Knowledge of the Borrower, each Supply Contract counterparty, is in compliance in all material respects with the terms and conditions of the Supply Contracts to which it is a party, and no event has occurred that could reasonably be expected to (1) result in an event of default (however defined) under, or a material breach of, any Supply Contract, (2) result in the revocation or termination of any Supply Contract or (3) have a Material Adverse Effect.

(C) As of the date of the first Utilization, each Supply Contract in effect on the date hereof consists only of the original document (including exhibits and schedules) and the amendments thereto (including agreements, side letters, waivers, supplements, change orders or other documents) delivered to Ex-Im Bank on or prior to such date, and there are no other agreements, side letters, waivers, supplements, change orders or other documents, written or oral, to which the Borrower is a party which have the effect of modifying, supplementing or waiving in any respect any of the respective rights or obligations of the Borrower under any Supply Contract.

(ix) Use of Goods and Services. The Goods and Services will be used for lawful purposes, in a lawful manner, and in accordance with Applicable Laws.

(x) Borrower Financial Statements. The Borrower Financial Statements present fairly in all material respects the financial condition of the Borrower at the date of such statements and the results of the operations of the Borrower for such fiscal period. The Borrower Financial Statements have been prepared in accordance with GAAP consistently applied. Except as fully reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be material to the Borrower. Since the date of the Borrower Financial Statements, there has been no Material Adverse Effect relating to the Borrower.

(xi) No Taxes. There is no Tax imposed on or in connection with: (A) the execution, delivery or performance of any of the Finance Documents; (B) the enforcement of any of the Finance Documents; or (C) any payment to be made to the Ex-Im Facility Agent or Ex-Im Bank under any of the Finance Documents. In connection with the Credit, no Governmental Authority of the Borrower’s Country shall impose any reserve, special deposit, deposit insurance or assessment affecting the Ex-Im Facility Agent or Ex-Im Bank.

(xii) No Delinquency on Amounts Due to the United States. To the best of the Borrower’s knowledge and belief after due diligence, the Borrower is not delinquent on any amounts due and owing to Ex-Im Bank or any Governmental Authority of the United States as of the date of this Agreement.

(xiii) No Corrupt Practices. Neither the Borrower nor any of its officers, directors or authorized employees, agents or representatives has paid, offered or promised to pay, or authorized the payment, directly or indirectly, of any commission, bribe, pay-off or kickback or similar payment related to the Credit or the transactions contemplated thereby that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made. The Borrower has not and, to the best of the Borrower’s knowledge and belief after due inquiry, each Exporter and Ancillary Services Provider (if any) has not, and will not, agree to, offer to, cause to, arrange for or receive, directly or indirectly, any payment, discount, allowance, rebate, commission, fee or other payment in connection with Goods and Services or the Supply Contract(s), except for (A) payment of manufacturing costs of for the purchase of the Goods and Services; (B) the regular remuneration of regular full-time directors, officers and employees; (C) regular commissions or fees, if any, to regular sales agents, brokers or representatives and readily identifiable on the party’s books and records as to amount, purpose, and recipient; or (D) any discounts, allowance, or rebates that are disclosed in invoices from the Exporter or Ancillary Services Provider, as the case may be.

(xiv) Suspension and Debarment, etc. The Borrower and each of its Principals individually are not (a) Excluded or Disqualified from participating in a Covered Transaction or (b) delinquent on any substantial debts owed to the U.S. Government or its agencies or instrumentalities as of the date hereof. The Borrower has not made, and to the best of the Borrower’s knowledge and belief, the Exporter(s) (and Ancillary Services Provider(s), if any) have not made, and will not make, any payment in connection with the Goods and Services or the Supply Contract(s) or the Credit to any Person who is Excluded or Disqualified from participating in a Covered Transaction.

For the purposes of this Section 10.01(a)(xiv) (Suspension and Debarment, etc.), an “Excluded Person” is defined as a Person listed as “Exclusion Status: Active” under Search Records on the website https://www.sam.gov/portal/public/SAM (the “SAM Portal”) or named in any equivalent list that Ex-Im Bank notifies the Borrower has replaced or will replace the SAM Portal.

(xv) Certification as to Persons Subject to Sanctions. As of the Execution Date and as at September 29, 2014,

(A) none of (I) the Borrower, (II) any Controlling Sponsor of the Borrower, or (III) any Relevant Person that is owned or Controlled by the Borrower or any of its Controlling Sponsors, is subject to sanctions under section 5(a) of the Iran Sanctions Act.

(B) none of the Guarantor, or any Relevant Person that is owned or controlled by the Guarantor, is subject to sanctions under section 5(a) of the Iran Sanctions Act.

(xvi) Security Documents. The Security Documents will create and perfect in favor of Ex-Im Bank a legal, valid and enforceable first-priority security interest in the Collateral. Other than Permitted Liens, no other Liens exist over or with respect to the Collateral.

(xvii) Insurance. All Insurance required to be maintained by it pursuant to Section 10.02(r) (Insurance) has been obtained and is in full force and effect, or if not required to be maintained as of the date of this Agreement, will be obtained in the ordinary course at such time such Insurance is required to be obtained.

(xviii) Payment of Taxes.

(A) Each of the Borrower and the Guarantor has duly and punctually paid and discharged all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties, save to the extent that (i) payment is being contested in good faith and (ii) it has made adequate reserves for those Taxes.

(B) Neither the Borrower nor the Guarantor is overdue in the filing of any material Tax returns.

(C) No claims or investigations are ongoing or, to the Knowledge of the Borrower, threatened in writing against either the Borrower or the Guarantor with respect to Taxes, which might reasonably be expected to have a Material Adverse Effect.

(D) The Borrower is a resident for Tax purposes only in the Borrower’s country.

(E) The Guarantor is a resident for Tax purposes only in the Guarantor’s country.

(xix) Prohibited Entities and Prohibited Use. The Borrower represents and warrants that none of the Borrower, the Guarantor or any Operator (A) has entered into any Satellite Related Agreement with any Prohibited Entity or (B) is aware of any Prohibited Use, or any proposed or pending agreement or arrangement that would result in a Prohibited Use.

(xx) Borrower Communications Licenses. The Borrower holds all material Borrower Communications Licenses necessary for its provision of satellite broadband services and the sale of capacity under the Capacity Purchase Agreement, except for the Space Activities License, which is expected to be obtained by no later than thirty (30) days prior to the Launch Date. Each such material Borrower Communications License is in full force and effect and the Borrower has not received any written notice of revocation or adverse material modification of any such Borrower Communications License. The Borrower has entered into customary coordination and allocation activities, in accordance with common industry practice, regarding any of the use of radio communication frequency, coverage area, type of service and power levels for particular services or applications for the purposes of avoiding harmful interference (above permissible levels) between the ViaSat-2 Satellite and any satellite operator or any other satellite network owned or operated by any other Person.

(xxi) No Event of Default. No Event of Default and no Potential Default, has occurred and is continuing.

(b) The representations and warranties of the Borrower set forth in Section 10.01(a) (other than Section 10.01(a)(xv)) shall be deemed repeated as of the date of each Utilization, with the same force and effect as if made on such date, provided that any representation or warranty that is expressly stated to be given solely as of an earlier date, shall be true and correct on and as of such earlier date.

10.02 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement have been paid in full, unless Ex-Im Bank shall have consented otherwise in writing:

(a) Notice of Defaults. The Borrower shall promptly but in no event later than ten (10) days after becoming aware of the occurrence of an Event of Default or any Potential Default, notify Ex-Im Bank and the Ex-Im Facility Agent in writing by confirmed facsimile transmission or hand delivery of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.

(b) Financial Reports.

(i) Yearly Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement have been paid in full, the Borrower shall furnish to the Ex-Im Facility Agent and Ex-Im Bank (attn: Asset Management Division), within one hundred eighty (180) days after the end of the applicable fiscal year, a copy of the Borrower’s annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for that fiscal year, all of which shall have been audited by an independent accounting firm reasonably acceptable to Ex-Im Bank.

(ii) Semi-Annual Financial Reports. Beginning with the fiscal year in which this Agreement is executed and continuing until all amounts owing under this Agreement have been paid in full, the Borrower shall furnish to the Ex-Im Facility Agent and Ex-Im Bank (attn: Asset Management Division), as soon as they become available, but in no event later than one hundred and twenty (120) days after the end of each applicable fiscal half year, a copy of the Borrower’s semi-annual unaudited consolidated financial statements, including its balance sheet, statement of income, and statement of cash-flow for such fiscal half year.

(iii) All financial reports to be submitted to the Ex-Im Facility Agent and Ex-Im Bank shall be prepared in accordance with GAAP consistently applied, shall fairly present in all material respects the financial condition of the Borrower and the results of its operations for the periods covered, shall be in the English language, and, with respect to the annual financial reports delivered pursuant to Section 10.02(b)(i), shall include an auditor’s opinion and any accompanying notes. Each set of financial statements delivered pursuant to this Section 10.02 (Affirmative Covenants of the Borrower) shall be certified by any duly Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition and operations of the Borrower as at the date as at which those financial statements were drawn up and prepared, subject to changes resulting from normal year-end adjustments. The Borrower agrees to submit to the Agent and Ex-Im Bank such additional financial reports and other data and information regarding its financial condition, business, and operations as Ex-Im Bank may reasonably request.

(c) Inspections. Subject to Applicable Laws (including, for the avoidance of doubt, any applicable export control restrictions), the Borrower shall permit representatives of Ex-Im Bank to make reasonable inspections of the project using or incorporating the Goods and Services, and of the Borrower’s books and records in connection with this Agreement and the transactions contemplated hereby (including, without limitation, records regarding the use of the Goods and Services) during the Borrower’s normal business hours, and cause the officers and employees of the Borrower to give full cooperation and assistance in connection therewith; provided that unless an Event of Default has occurred and is continuing, such inspections shall occur no more than twice annually. The reasonable cost and expenses of one (1) such inspection per year shall be borne by the Borrower, and the costs and expenses of any additional inspections shall be borne by Ex-Im Bank, provided that if an Event of Default shall have occurred and be continuing, the Borrower shall bear the cost and expense of any such inspections.

(d) Notice of Disputes. The Borrower shall promptly give written notice to Ex-Im Bank and the Ex-Im Facility Agent of any material dispute that may exist between the Borrower and (i) any Governmental Authority, or (ii) the Guarantor or (iii) any export credit agency or multilateral financial institution.

(e) Governmental Authorizations.

(i) The Borrower shall promptly obtain and maintain all material Governmental Authorizations that are necessary: (A) for the execution, delivery, performance, and observance by the Borrower of the Finance Documents, including, without limitation, all approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under this Agreement; (B) for the validity, binding effect and enforceability of the Finance Documents; (C) for the execution, delivery and performance by the Borrower of any Supply Contract, the importation of the Goods and Services, and use of the Goods and Services in the Borrower’s Country, including (subject to Section 10.02(e)(ii)), all Borrower Communications Licenses and (D) in connection with the conduct of the Borrower’s business, trade and ordinary activities.

(ii) The Borrower shall, no later than the Required License Effectiveness Date, provide evidence satisfactory to Ex-Im Bank that the Borrower has obtained the Space Activities License and has otherwise been fully licensed by the regulatory authorities in the Borrower’s Country to operate the ViaSat-2 Satellite at 70.0° W.L. nominal orbital location.

(f) Pari Passu. The Borrower shall ensure that its payment obligations under this Agreement will at all times constitute the direct, general and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Borrower except for obligations mandatorily preferred by laws that are applicable to companies generally.

(g) Notice of Suspension or Debarment. The Borrower shall provide immediate written notice to Ex-Im Bank and the Ex-Im Facility Agent if at any time (i) it or any of its Principals or (ii) it learns that any Exporter or Ancillary Services Provider, has become Excluded or Disqualified.

(h) Acquisition List. The Borrower shall obtain the prior written consent of Ex-Im Bank to any alteration of the Acquisition List.

(i) Supply Contract(s); Commercial Agreements.

(i) The Borrower shall obtain the prior written consent of Ex-Im Bank to any assignment of the Borrower’s rights or obligations under any Supply Contract or Commercial Agreement or to any material modification to or cancellation of any Supply Contract or Commercial Agreement.

(ii) The Borrower shall exercise its rights and remedies under the Commercial Agreements in accordance with prudent business practice.

(j) Progress and Technical Operating Reports.

(i) Progress Reports. Beginning with sixty (60) days after the Execution Date and continuing until the In-Orbit Acceptance Date is completed or until all amounts owing under this Agreement have been paid in full, whichever occurs first, the Borrower shall submit to the Ex-Im Facility Agent and Ex-Im Bank (attn: Engineering and Environment Division), with a copy to the Technical Advisor, within thirty (30) days following the end of each calendar quarter a progress report (“Progress Report”) with respect to the manufacture and development of the ViaSat-2 Satellite, together with any material management reports issued by the manufacturer of the ViaSat-2 Satellite. Each Progress Report must be certified as correct in all material respects by the Borrower and the report and the certification must be in form and substance satisfactory to Ex-Im Bank. Each Progress Report shall include the following:

(A) a narrative statement of (i) the work completed on the ViaSat-2 Satellite during the quarter, including an explanation as to any change in the plans and any unusual conditions or material problems encountered, and (ii) a work schedule for the next succeeding quarter; and

(B) a project manufacture and completion schedule showing (i) originally planned and actual progress and percentage completion, (ii) the currently estimated date of Launch and the In-Orbit Acceptance Date, and (iii) an explanation of any material deviation to the original ViaSat-2 Satellite manufacture and completion schedule.

(ii) Technical Operating Reports. Within sixty (60) days following the In-Orbit Acceptance Date, and continuing annually thereafter until all amounts owing under this Agreement have been paid in full, the Borrower shall submit to the Ex-Im Facility Agent and Ex-Im Bank (attn: Engineering and Environment Division) copies in English of its regular production and operating reports (each such report, a “Technical Operating Report” in the form of Annex E.

(k) Use of U.S. Registered Vessels for Ocean Transport. The Borrower shall cause all Goods for which it requests or has requested a Disbursement that are to be exported by ocean vessel to be transported from the United States in vessels of U.S. registry, as required by 46 U.S.C. §55304 (Public Resolution No. 17 of the 73rd Congress of the United States, as amended), except to the extent that either a (i) “Certification of Vessel Non-Availability” or (ii) “Determination for Use in Ex-Im Bank Financing Evaluation Process” is obtained from MARAD.

(l) Marine and Transit Hazards Insurance. The Borrower shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of Goods in an amount not less than the amount of the Disbursements that have been or are to be made with respect to those shipments and with deductibles as customarily obtained; and shall use reasonable commercial efforts to give U.S. insurers a non-discriminatory opportunity to bid for such insurance business related to such Goods.

(m) Notice Regarding Iran Sanctions. The Borrower shall immediately notify Ex-Im Bank and the Ex-Im Facility Agent upon obtaining knowledge that the Borrower or any of its Controlling Sponsors or any Relevant Person that is owned or Controlled by the Borrower or any such Controlling Sponsor, is or becomes subject to sanctions under Section 5(a) of the Iran Sanctions Act.

(n) Use of Funds. The Credit shall only be used by the Borrower to finance: (a) the Financed Portion of the costs incurred on or after the Initial Eligibility Date by the Borrower for the purchase of Goods and/or Services; and (b) the Exposure Fee payable on the Financed Portion.

(o) Use of Goods and Services. The Borrower shall use the Goods and Services for lawful purposes and in accordance with all Applicable Law.

(p) In-Orbit Acceptance Date. The Borrower shall: (i) provide to the Ex-Im Facility Agent and Ex-Im Bank a certificate signed by an Authorized Officer of the Borrower confirming that the In-Orbit Acceptance Date for the ViaSat-2 Satellite has occurred (and the date upon which such In-Orbit Acceptance Date occurred) not later than five (5) Business Days thereafter; and (ii) promptly on request, supply to the Ex-Im Facility Agent and Ex-Im Bank, such further information regarding such In-Orbit Acceptance Date as either may reasonably request.

(q) Manufacture and Launch.

(i) The Borrower shall use commercially reasonable efforts to procure the manufacture and launch of the ViaSat-2 Satellite in compliance with all Applicable Law and the terms of its material Governmental Authorizations.

(ii) The Borrower shall promptly notify Ex-Im Bank in writing:

(A) upon the Launch of the ViaSat-2 Satellite;

(B) whether the Launch of the ViaSat-2 Satellite has been achieved or has failed; and

(C) any planned date (or revision thereof) for the Launch of the ViaSat-2 Satellite.

(r) Insurance.

(i) The Borrower shall insure its business and assets with insurance companies and to such an extent, against such risks, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated to the Borrower.

(ii) The Borrower shall maintain, or cause to be maintained Launch Insurance and In-Orbit Insurance on and in relation to the ViaSat-2 Satellite in accordance with the terms and conditions of this Agreement, including Annex G.

(s) Additional Information. The Borrower shall promptly, and in any event within ten (10) Business Days upon becoming aware of them, provide notice to the Ex-Im Facility Agent and Ex-Im Bank of the following:

(i) the details of any litigation, arbitration or administrative proceedings or investigations before any Governmental Authority which are current, threatened in writing or pending against it and which would be reasonably likely, if adversely determined, to have a Material Adverse Effect;

(ii) any Environmental Claim against it, which is current, pending or threatened in writing and any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced against it and which would be reasonably likely, if adversely determined, to have a Material Adverse Effect; and

(iii) such further information regarding the financial condition, business or operations of the Borrower as Ex-Im Bank or the Ex-Im Facility Agent may reasonably request.

(t) Conduct of Business. The Borrower shall (i) maintain its legal existence, (ii) ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in the Borrower’s Country, (iii) do all things necessary to obtain, preserve and keep in full force and effect all rights including, without limitation, all material franchises, contracts, licenses, consents and other rights which are necessary for the conduct of its business in the Borrower’s Country, (iv) conduct its business with due diligence and care, in accordance with customary commercial and financial practices and its constitutive documents, and (v) comply in all material respects with all Applicable Laws and the terms of its material Governmental Authorizations, including (but not limited to) the Applicable Laws of the U.S. governing the export, ownership and operation of the ViaSat-2 Satellite.

(u) Maintenance of Assets.

(i) The Borrower shall use commercially reasonable efforts to maintain and preserve the ViaSat-2 Satellite in good working order (fair wear and tear excepted) and in such condition that such assets will have the capacity and functional ability to perform, on a continuing basis, in normal commercial operation in accordance with customary business practices.

(ii) The Borrower shall use commercially reasonable efforts to cause the ViaSat-2 Satellite to be operated and maintained so that the condition and operating efficiency thereof will be maintained and preserved in all material respects in accordance and compliance with:

(A) customary operating practices, methods, specifications and standards of safety, maintenance and performance generally accepted by operators of satellites of a similar size and type as the ViaSat-2 Satellite;

(B) such standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors;

(C) the terms and conditions of all insurance policies maintained with respect to the ViaSat-2 Satellite and the Launch of the ViaSat-2 Satellite at any time;

(D) all requirements of Applicable Law and all material Governmental Authorizations applicable to the operation and Launch of the ViaSat-2 Satellite; and

(E) the terms of the Supply Contracts and Commercial Agreements.

(v) Prohibited Use. Without prejudice to the Borrower’s obligations under Section 10.03(m) (Prohibited Entity), if the Borrower, or any Operator, becomes aware of any Prohibited Use, or any proposed or pending agreement or arrangement that would result in a Prohibited Use, the Borrower shall:

(i) promptly, notify Ex-Im Bank thereof and provide Ex-Im Bank with the details of such Prohibited Use or proposed Prohibited Use;

(ii) use commercially reasonable efforts to cause such Prohibited Use to cease as promptly as practicable thereafter or, as the case may be, to prevent such proposed Prohibited Use from occurring; and

(iii) promptly from time to time, until such Prohibited Use ceases to exist or, as the case may be, such proposed Prohibited Use is no longer reasonably likely to occur, provide Ex-Im Bank with details, to the satisfaction of Ex-Im Bank, of efforts taken by or on behalf of the Borrower or the Operator to cause such Prohibited Use to cease or, as the case may be, to prevent such proposed Prohibited Use from occurring and, if at any time requested by Ex-Im Bank, promptly provide Ex-Im Bank with evidence of any such efforts.

(w) Other Acts. From time to time, the Borrower shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Ex-Im Facility Agent or Ex-Im Bank in order to effect the purposes of this Agreement and the other Borrower Documents.

10.03 Negative Covenants of the Borrower. The Borrower covenants and agrees that until all amounts owing under this Agreement have been paid in full, without the prior written consent of Ex-Im Bank:

(a) Liens on Assets. The Borrower shall not create, assume, permit, or suffer to exist any Liens on any of its assets, except Permitted Liens.

(b) Indebtedness. The Borrower shall not incur or permit to exist any Indebtedness, except for Permitted Indebtedness.

(c) Loans or Credit. The Borrower shall not be a creditor in respect of any Indebtedness.

(d) Sale, Lease or Transfer of Goods and Services. The Borrower shall not sell, lease or otherwise transfer, or agree to sell, lease or otherwise transfer, any Goods and Services (or any component thereof) to any Person; provided that the foregoing restriction shall not prohibit the Borrower from operating, controlling or using the ViaSat-2 Satellite in accordance with or as permitted by the Commercial Agreements or in connection with a Permitted Business.

(e) Use of the Goods and Services. The Borrower shall not use, or permit the use of, the Goods and Services outside the Borrower’s Country; provided that the foregoing restriction shall not prohibit the Borrower from operating, controlling or using the ViaSat-2 Satellite in accordance with or as permitted by the Commercial Agreements or in connection with a Permitted Business.

(f) Change in Business. The Borrower shall not engage in any business other than a Permitted Business.

(g) Subsidiary. The Borrower shall not form or have any Subsidiary.

(h) Investments. The Borrower shall not acquire any company, business, or securities or make any other investment, other than Permitted Investments.

(i) Merger, Consolidation, Dissolution, and Sale. The Borrower shall not merge or consolidate with any other entity; dissolve or terminate its legal existence; sell, lease, transfer or otherwise dispose of any substantial part of its properties or any of its properties essential to the conduct of its business or operations, as now or hereafter conducted (other than the sale, lease or transfer of satellite capacity in accordance with or as permitted by the Capacity Purchase Agreement, including the sale, lease or transfer of satellite capacity by the Borrower to third parties in accordance with or as permitted by the Capacity Purchase Agreement); or enter into any agreement to do any of the foregoing.

(j) Insolvency Proceedings. The Borrower shall not commence or consent to any bankruptcy, insolvency, winding up, dissolution or similar proceeding.

(k) Insurance. The Borrower shall not:

(i) make any adverse modification, and shall ensure no adverse modification is made, to any Launch Insurance or In-Orbit Insurance without Ex-Im Bank’s prior written consent (it being acknowledged and agreed that any variances in any insurance premiums or extensions of policy end dates shall not constitute a modification); and

(ii) do or omit to do, or permit to be done or left undone, anything whereby any Launch Insurance or In-Orbit Insurance (x) would or could reasonably be expected to be rendered, in whole or in part, invalid or unenforceable and, without prejudice to the foregoing, the Borrower shall not use or permit the ViaSat-2 Satellite or any part thereof, to be used for any purpose, in any manner not covered by required insurance (except as otherwise expressly permitted herein), or (y) could reasonably be expected to adversely affect or prejudice the rights of Ex-Im Bank under such insurance.

(l) Suspension and Debarment, etc. The Borrower shall not knowingly enter into any transactions in connection with the Goods and Services with any person who is debarred, suspended, declared ineligible, or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.

(m) Prohibited Entity. The Borrower shall not (and the Borrower shall ensure that no Operator shall) enter into any Satellite Related Agreement with any Prohibited Entity.

(n) Derivative Transactions. The Borrower shall not execute any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or engage in any transaction involving commodity options or futures contracts or any similar speculative transactions (including speculative take-or-pay hedging contracts).

10.04 Representations and Warranties of the Guarantor.

(a) The Guarantor represents and warrants to Ex-Im Bank that:

(i) Existence and Authority. The Guarantor is duly organized and validly existing under the laws of the Guarantor’s Country, with full power, authority, and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Principal Transaction Documents to which it is a party.

(ii) Governmental Authorizations. All material Governmental Authorizations that are necessary: (A) for the execution, delivery, performance and observance by the Guarantor of the Principal Transaction Documents to which it is a party; and (B) for the validity, binding effect and enforceability of the Principal Transaction Documents to which it is a party; have, in each case, been obtained and are in full force and effect.

(iii) Recordation. To ensure the legality, validity, enforceability, priority or admissibility in evidence in the Guarantor’s Country of any of the Principal Transaction Documents to which it is a party, it is not necessary that any of the Principal Transaction Documents to which it is a party be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, or notarized; or that any documentary, stamp or other similar tax, imposition, or charge of any kind be paid on or with respect to any of the Principal Transaction Documents to which it is a party.

(iv) Restrictions. The execution, delivery and performance or observance by the Guarantor of the terms of, and consummation by the Guarantor of the transactions contemplated by, each of the Principal Transaction Documents to which it is a party does not and will not conflict with or result in a breach or violation of: (A) the charter, by-laws, or similar documents of the Guarantor; (B) any law of the Guarantor’s Country or any other ordinance, decree, constitutional provision, regulation, or other requirement of any Governmental Authority (including, without limitation, any restriction on interest that may be paid by the Guarantor) in any material respect; or (C) any order, writ, injunction, judgment, decree or award of any court or other tribunal in any material respect. Further, the Guarantor’s execution and delivery of the Principal Transaction Documents to which it is a party, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by the Principal Transaction Documents to which it is a party do not and will not conflict with or result in a material breach of any agreement or instrument to which the Guarantor is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any material Lien upon any of the revenues, properties or assets of the Guarantor pursuant to any such agreement or instrument, in each case, in a manner that would constitute a Material Adverse Effect.

(v) Binding Effect. The Guarantor has duly executed and delivered this Agreement and the other Principal Transaction Documents to which it is a party on or before the date hereof, and the Guarantor will also duly endorse and deliver each of the other Principal Transaction Documents to which it is a party that may hereafter be executed. Each of the Principal Transaction Documents to which it is a party that has been executed and delivered constitutes, and each such Principal Transaction Document to which it is a party that may hereafter be executed and delivered will constitute, a direct, general and unconditional obligation of the Guarantor that is legal, valid, and binding upon the Guarantor and enforceable against the Guarantor in accordance with its respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The Guarantor’s payment obligations under this Agreement rank, and will rank, in all respects, at least pari passu in priority of payment and in right of security with all other unsecured and unsubordinated debt of the Guarantor.

(vi) [Reserved.]

(vii) Legal Proceedings. No legal proceedings are pending or, to the Knowledge of the Guarantor, threatened in writing before any court, Governmental Authority that could reasonably be expected to: (A) materially and adversely affect the Guarantor’s financial condition, business or operations; (B) restrain or enjoin or have the effect of restraining or enjoining the performance or observance of it of the material terms and conditions of any of the Principal Transaction Documents to which it is a party; or (C) in any other manner question the validity, binding effect or enforceability of any of the Principal Transaction Documents to which it is a party.

(viii) Guarantor Financial Statements. The Guarantor Financial Statements present fairly in all material respects the financial condition of the Guarantor at the date of such statements and the results of the operations of the Guarantor for such fiscal year. The Guarantor Financial Statements have been prepared in accordance with GAAP consistently applied. Except as fully reflected in the Guarantor Financial Statements, there are no liabilities or obligations with respect to the Guarantor of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether or not due) for the period to which the Guarantor Financial Statements relate that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Guarantor. Since the date of the Guarantor Financial Statements, there has been no Material Adverse Effect on the financial condition, business, prospects, or operations of the Guarantor.

(ix) No Taxes. There is no Tax imposed on or in connection with: (i) the execution, delivery or performance of any of the Finance Documents to which it is a party; (ii) the enforcement of any of the Finance Documents to which it is a party; or (iii) on any payment to be made to Ex-Im Bank under any of the Finance Documents to which it is a party. In connection with the Credit, no Governmental Authority of the Guarantor’s Country shall impose any reserve, special deposit, deposit insurance or assessment affecting Ex-Im Bank.

(x) No Delinquency on Amounts Due to the United States. To the Knowledge of the Guarantor after due diligence, the Guarantor is not delinquent on any amounts due and owing to any Governmental Authority of the United States as of the date of this Agreement.

(xi) No Corrupt Practices. Neither the Guarantor nor any of its officers, directors or authorized employees, agents or representatives has paid, offered or promised to pay, or authorized the payment, directly or indirectly, of any commission, bribe, pay-off or kickback or similar payment related to the Credit or the transactions contemplated thereby that violates any Applicable Law or entered into any agreement or arrangement under which any such payment will at any time be made.

(xii) Certification as to Persons Subject to Sanctions. As at the date hereof and as at September 29, 2014, none of (A) the Borrower, (B) the Guarantor or (C) any Relevant Person that is owned or Controlled by the Borrower or the Guarantor, is subject to sanctions under section 5(a) of the Iran Sanctions Act.

(xiii) Suspension and Debarment, etc. The Guarantor and each of its Principals individually are not (A) Excluded or Disqualified from participating in a Covered Transaction or (B) delinquent on any substantial debts owed to the U.S. Government or its agencies or instrumentalities as of the date hereof.

(xiv) Borrower Communications Licenses. The Borrower holds all material Borrower Communications Licenses necessary for its provision of satellite broadband services and the sale of capacity under the Capacity Purchase Agreement, except for the Space Activities License, which is expected to be obtained by no later than thirty (30) days prior to the Launch Date. Each such material Borrower Communications License is in full force and effect and the Guarantor has not received any written notice of revocation or adverse material modification of any such Borrower Communications License. The Borrower has entered into customary coordination and allocation activities, in accordance with common industry practice, regarding any of the use of radio communication frequency, coverage area, type of service and power levels for particular services or applications for the purposes of avoiding harmful interference (above permissible levels) between the ViaSat-2 Satellite and any satellite operator or any other satellite network owned or operated by any other Person.

(xv) No Misleading Information. Any factual or other written information provided by, or on behalf of, the Guarantor (taken as a whole but excluding any projections, budgets or forecasts) to Ex-Im Bank or the Ex-Im Facility Agent relating to the evaluation, approval or implementation of the Credit was and is true, complete and accurate in all material respects as at the date it was provided or as at the date (if applicable) at which it is stated and is not misleading in any material respect as of such date, and any projection, budget and forecast provided to Ex-Im Bank or the Ex-Im Facility Agent has been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable in the Guarantor’s opinion at the time at which they were prepared and supplied.

(b) The representations and warranties of the Guarantor set forth in Section 10.04(a) (other than in Section 10.04(a)(xii)) shall be deemed repeated as of the date of each Utilization, with the same force and effect as if made on such date provided that (i) any representation not qualified by “materiality”, shall be so qualified for purposes of any such deemed repetition and (ii) any representation or warranty which is expressly stated to be given solely as of an earlier date, shall be true and correct on and as of such earlier date.

10.05 Covenants of the Guarantor. The Guarantor covenants and agrees that until all amounts owing under this Agreement and the other Finance Documents have been irrevocably paid in full, the Guarantor shall observe and comply with each of the covenants set forth in Annex F.

SECTION 11. CANCELLATION, SUSPENSION AND EVENTS OF DEFAULT

11.01 Cancellation by the Borrower. The Borrower may cancel at any time all or any part of the undisbursed and uncancelled amount of the Credit for which Letters of Credit have not been issued, advised or confirmed, provided that (a) thirty (30) days’ irrevocable prior written notice is given to the Ex-Im Facility Agent and Ex-Im Bank and (b) no Event of Default or Potential Default shall have occurred and be continuing at the time of cancellation. In the event of a cancellation of all or part of the Credit by the Borrower, the Borrower shall pay to Ex-Im Bank, on or before the proposed date of cancellation, all Commitment Fees accrued and unpaid under Section 8.01 (Fees) and all other amounts due and payable under this Agreement and the other Finance Documents as of the proposed date of cancellation, but shall not be obligated to pay any cancellation fee in connection therewith.

11.02 Suspension and Cancellation by Ex-Im Bank.

(a) If an Event of Default occurs and is continuing, Ex-Im Bank, by written notice to the Ex-Im Facility Agent, the Borrower and the Guarantor, may: (i) suspend further Utilizations of the Credit until Ex-Im Bank is satisfied that the cause of such suspension has been removed; or (ii) cancel the unutilized and uncancelled amount of the Credit, provided, that Ex-Im Bank shall not suspend or cancel any portion of the Credit for which Letters of Credit have been issued, advised or confirmed. In the event of a cancellation of all or part of the Credit by Ex-Im Bank, the Borrower shall pay to Ex-Im Bank all Commitment Fees accrued and unpaid in respect of such cancelled portion under Section 8.01 (Fees) and all other amounts due and payable to Ex-Im Bank under this Agreement and the other Finance Documents as of the date of cancellation.

(b) If the Operative Date has not occurred on or prior to the Required Operative Date, then, after taking into account the circumstances of such failure, Ex-Im Bank may, by written notice to the Ex-Im Facility Agent, the Borrower and the Guarantor, cancel the Credit.

11.03 Events of Default and Remedies.

(a) Each of the following events or conditions shall be an “Event of Default” under this Agreement:

(i) any failure by the Borrower or the Guarantor to pay when due any amount owing under this Agreement if such failure to pay is not cured within two (2) Business Days after the date when due; provided that the Borrower may not avail itself of the foregoing two (2) Business Day cure period more than once in any twelve (12) month period;

(ii) any failure by the Borrower to comply with its obligations under Section 10.02(a) (Notice of Defaults);

(iii) any representation or warranty made or deemed made by the Borrower or the Guarantor in any Finance Document or in connection herewith, or any statement made in any certificate, report, or financial statement furnished by the Borrower or the Guarantor to the Ex-Im Facility Agent or Ex-Im Bank, or any statement made in the legal opinions of the Borrower or the Guarantor concerning facts relating to the Borrower or the Guarantor, as the case may be, or the transactions contemplated hereby, has proven to have been false or misleading in any material respect when made;

(iv) (A) any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in this Agreement or any other Finance Document (exclusive of (I) any events specified as an Event of Default in any other subsection of this Section 11.03(a) and (II) Sections 10.02(v) (Prohibited Use) and 10.03(m) (Prohibited Entity)), which failure, if capable of being cured, remains uncured for a period of thirty (30) days after (x) Ex-Im Bank has received notice thereof from the Borrower or (y) Ex-Im Bank or the Ex-Im Facility Agent has given written notice thereof to the Borrower or (B) any failure by the Guarantor to perform or comply with any of the covenants or provisions set forth in this Agreement or any other Finance Document (exclusive of any events specified as an Event of Default in any other subsection of this Section 11.03(a)), which failure, if capable of being cured, remains uncured for a period of forty-five (45) days after (x) Ex-Im Bank has received notice thereof from the Guarantor or (y) Ex-Im Bank or the Ex-Im Facility Agent has given written notice thereof to the Guarantor.

(v) any failure by the Borrower to pay when due, after giving effect to any period of grace provided to the Borrower with respect thereto, any amounts in excess of $1,000,000 payable under any other agreement or instrument providing for the payment by the Borrower of borrowed money or for the deferred purchase price of property or services received (excluding trade payables), or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall occur the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity;

(vi) any failure by the Guarantor to pay when due, after giving effect to any period of grace provided to the Guarantor with respect thereto, any amounts payable under any other agreement or instrument providing for the payment by the Guarantor of borrowed money, or for the deferred purchase price of property or services received (excluding trade payables), in an aggregate principal amount exceeding $25,000,000, or any such amount has, prior to the stated maturity thereof, become due, or any event specified in any such agreement or instrument shall continue after the applicable grace period, if any, specified in such agreement or instrument, the effect of which event is to cause, or (with the giving of notice or lapse of time or both) to permit any Person to cause, such amounts to become due, or to be repaid in full, prior to their stated maturity;

(vii) either the Borrower or the Guarantor shall (A) be unable to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; or the Borrower or the Guarantor shall apply for or consent to the appointment of any liquidator, receiver, trustee, or administrator for all or a substantial part of its business, properties, assets, or revenues; or a liquidator, receiver, trustee, or administrator shall be appointed for the Borrower or the Guarantor and such appointment shall continue undismissed, undischarged, or unstayed for a period of sixty (60) days; (B) the Borrower or the Guarantor shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy arrangement, readjustment of debt, dissolution, liquidation, winding up or similar executory or judicial proceeding, or a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, winding up, appointment of any liquidator, receiver, trustee, or administrator or similar executory or judicial proceeding shall be instituted against the Borrower or the Guarantor and shall remain undismissed, undischarged, or unstayed for a period of sixty (60) days; (C) take any action seeking to take advantage of any other law relating to bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition or readjustment of debts; or (D) take any corporate or similar action for the purpose of effecting any of the foregoing;

(viii) any involuntary Lien other than (A) Permitted Liens shall have been created upon the property of the Borrower or (B) Permitted Guarantor Encumbrances shall have been created upon the property of the Guarantor, in each case in an amount, the required payment of which by the Borrower or the Guarantor, as the case may be, would, in the judgment of Ex-Im Bank, have a Material Adverse Effect on the Borrower or the Guarantor; and such Lien has not been removed or discharged for a period of thirty (30) days from the earlier of (x) the date the Borrower or the Guarantor has received notice of such Lien or (y) the date the Borrower or the Guarantor has Knowledge of the creation of such Lien;

(ix) any final and non-appealable judgment against the Borrower or the Guarantor shall have been entered on a claim not covered by insurance in an amount in excess of (A) $1,000,000, in the case of the Borrower, or (B) $25,000,000, in the case of the Guarantor; and such judgment has not been removed or discharged for a period of thirty (30) days from the date of its entry;

(x) any Governmental Authority shall have condemned, seized, or expropriated all or substantially all of the property of the Borrower or the Guarantor;

(xi) any authorization, approval, consent, license, exemption, filing, registration, notarization or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower or the Guarantor to comply with its obligations hereunder or under any other Finance Document shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that would have a Material Adverse Effect; or any law, rule or regulation, decree or directive of any competent authority shall be enacted or issued that shall impair materially and adversely the ability or the right of the Borrower or the Guarantor to perform such obligations; or it shall become unlawful for the Borrower or the Guarantor to perform any such obligations;

(xii) it becomes unlawful or illegal for a party to perform its obligations under a Supply Contract;

(xiii) the Borrower or the Guarantor repudiates this Agreement or any other Principal Transaction Document or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement or any other Principal Transaction Document;

(xiv) the Liens on the Collateral created or purported to be created by the Security Documents shall fail or cease to be validly perfected first priority Liens in favor of Ex-Im Bank and such circumstance continues unremedied for more than five (5) Business Days after the Borrower becomes aware of the same or receives notice of such circumstance from the Ex-Im Facility Agent or Ex-Im Bank;

(xv) any of the Capacity Purchase Agreement, the Management Services Agreement, the ViaSat-2 TT&C Agreement or the Technical Services Agreement shall fail to be in full force and effect prior to their scheduled termination and a replacement agreement in form and substance reasonably satisfactory to Ex-Im Bank is not entered into within sixty (60) days after any such termination;

(xvi) a Change in Control occurs without the prior written consent of Ex-Im Bank; or

(xvii) any other event occurs or any other circumstance arises that has a Material Adverse Effect.

(b) Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if such event is continuing, Ex-Im Bank, by written notice to the Borrower and the Guarantor, may declare immediately due and payable (i) all or any portion of the principal amount of the Credit, including accrued interest thereon to the date of payment, and (ii) all other amounts owing under this Agreement. Except as expressly provided above in Section 11.03(a) (Events of Default and Remedies), presentment, demand, protest and all other notices of any kind are hereby expressly waived. The rights under this Section 11.03(b) are in addition to and not a substitute for any other rights and remedies available to Ex-Im Bank under this Agreement, any other Borrower Document, any other Guarantor Document and under Applicable Laws.

SECTION 12. GOVERNING LAW AND JURISDICTION

12.01 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, U.S.A., WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

12.02 Submission to Jurisdiction. The Borrower and the Guarantor each hereby irrevocably agrees that any legal suit, action or proceeding arising out of or relating to any of the Finance Documents, or any of the transactions contemplated thereby, may be instituted by Ex-Im Bank or any other party to any Finance Document in the courts of the State of New York or the federal courts sitting in the Borough of Manhattan, City of New York, State of New York. The Borrower and the Guarantor each, in respect of itself and its properties, hereby irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower and the Guarantor may have now or hereafter to the laying of the venue or any objection based on forum non conveniens, or based on the grounds of jurisdiction with respect to any such legal suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding. The Borrower and the Guarantor each agrees that a judgment in any such suit, action or proceeding shall be conclusive and binding upon the Borrower and the Guarantor and may be enforced in any other jurisdiction, including without limitation the Borrower’s Country and the Guarantor’s Country, by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

12.03 Service of Process.

(a) In the case of the courts of the State of New York or of the federal courts sitting in the State of New York, the Borrower hereby designates, appoints and empowers Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, as its authorized agent to accept, receive and acknowledge, for and on behalf of the Borrower and its properties and revenues, service of any and all process that may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent pursuant to the provisions of Section 12.03(d) (Service of Process).

(b) The Borrower further agrees that such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the Borrower in care of its agent designated above at the aforesaid address, and such agent is hereby authorized to accept, receive and acknowledge the same for and on behalf of the Borrower and to admit service with respect thereto. Service upon such agent shall be deemed to be personal service on the Borrower and shall be legal and binding upon the Borrower for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower or any failure on the part of the Borrower to receive the same, and shall be deemed completed upon the delivery thereof to such agent whether or not such agent shall give notice thereof to the Borrower or upon the earliest other date permitted by Applicable Law (including, without limitation, the United States Foreign Sovereign Immunities Act of 1976, as amended).

(c) To the extent permitted by Applicable Law, including, without limitation, treaties by which the United States and the Borrower’s Country are bound, the Borrower and the Guarantor each further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower or the Guarantor, as the case may be, at the address referenced in Section 13.02 (Nature of Duties), such service to be effective upon the date indicated on the postal receipt returned from the Borrower or the Guarantor, as the case may be.

(d) The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and revenues, and, in the event that for any reason its agent designated above shall not serve as agent for the Borrower to receive service of process in the State of New York on its behalf, the Borrower shall promptly appoint a successor satisfactory to Ex-Im Bank so to serve, advise Ex-Im Bank thereof, and deliver to Ex-Im Bank evidence in writing of the successor agent’s acceptance of such appointment for a term extending at least one year beyond the scheduled final repayment date of the Credit and that such successor agent has been paid in full for such term.

The foregoing provisions constitute, among other things, a special arrangement for service between the parties to this Agreement for the purposes of 28 U.S.C. §1608.

12.04 Waiver of Immunity. The Borrower and the Guarantor each hereby irrevocably agrees that, to the extent that the Borrower or the Guarantor, as the case may be, or any of its assets has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Borrower’s Country, the Guarantor’s Country or elsewhere, to enforce or collect upon the Credit or any other liability or obligation of the Borrower or the Guarantor related to or arising from the transactions contemplated by any of the Borrower Documents or the Guarantor Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from discovery or disclosure of evidence including, without limitation, disclosing and producing documents and other evidence and producing witnesses to testify at a deposition, hearing or similar proceeding in accordance with Applicable Law), immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower and the Guarantor each hereby expressly, unconditionally and irrevocably waives any and all such immunity and expressly, unconditionally and irrevocably agrees not to assert any such right or claim in any such proceeding, in the United States, the Borrower’s Country, the Guarantor’s Country or elsewhere.

12.05 Waiver of Security Requirements. To the extent the Borrower and the Guarantor may, in any action or proceeding arising out of or relating to any of the Finance Documents brought in the Borrower’s Country, the Guarantor’s Country or elsewhere, be entitled under Applicable Law to require or claim that Ex-Im Bank post security for costs or take similar action, the Borrower and the Guarantor each hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

12.06 No Limitation. Nothing in this Section 12 (Governing Law and Jurisdiction) shall affect the right of Ex-Im Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or the Guarantor, as the case may be, in the Borrower’s Country, the Guarantor’s Country or in any other jurisdiction.

SECTION 13. THE EX-IM FACILITY AGENT

13.01 Appointment. Ex-Im Bank hereby designates and appoints the Ex-Im Facility Agent, as agent to act as specified herein and in the other Borrower Documents and Guarantor Documents. Ex-Im Bank hereby irrevocably authorizes the Ex-Im Facility Agent to execute and deliver each of the Credit Documents to which the Ex-Im Facility Agent is or is intended to be a party and to take such action on its behalf under the provisions of this Agreement or the other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Ex-Im Facility Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.

13.02 Nature of Duties .

(a) The Ex-Im Facility Agent shall:

(i) promptly inform Ex-Im Bank of the contents of any notice or document received by it from the Borrower or the Guarantor; and

(ii) promptly provide each notice as may be required of it pursuant to any Borrower Document or Guarantor Document.

(b) The Ex-Im Facility Agent may perform any of its duties hereunder by or through any Responsible Employee.

(c) The Ex-Im Facility Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or the other Borrower Documents or Guarantor Documents to which it is a party. Subject to Section 3.02(d) (Ex-Im Facility Agent Review, etc.) hereof, neither the Ex-Im Facility Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under the other Borrower Documents or Guarantor Documents, unless caused by its or their gross negligence or willful misconduct. The Ex-Im Facility Agent is not authorized to act, nor shall it act or have any duty or obligation to act at any time, as the agent for Ex-Im Bank or any of its successors and assigns except as expressly set forth herein.

13.03 Lack of Reliance on the Ex-Im Facility Agent. Independently and without reliance upon the Ex-Im Facility Agent, Ex-Im Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and Guarantor in connection with the establishment and continuance of the Credit and the issuance of any Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and Guarantor, and the Ex-Im Facility Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide Ex-Im Bank with any credit or other information with respect thereto, whether coming into its possession before the establishment of the Credit or the issuance of Letters of Credit or at any time or times thereafter, except that the Ex-Im Facility Agent shall provide Ex-Im Bank with copies of material documents and other material information (including, without limitation, notice of the occurrence of any Event of Default or Potential Default of which the Ex-Im Facility Agent has notice from any other party hereto) provided to the Ex-Im Facility Agent by the Borrower or the Guarantor pursuant to this Agreement and the other Borrower Documents or Guarantor Documents promptly after the Ex-Im Facility Agent’s receipt thereof. The Ex-Im Facility Agent shall not be responsible to Ex-Im Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or any other Borrower Document or Guarantor Document or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Borrower Document or Guarantor Document or the financial condition of the Borrower or Guarantor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Borrower Document or Guarantor Document or the financial condition of the Borrower or the Guarantor or the existence or possible existence of any Event of Default.

13.04 Reliance. The Ex-Im Facility Agent shall be entitled to rely, and shall be fully protected in relying or any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, confirmed facsimile transmission, order or other document, electronic correspondence or telephone message signed, sent or made by any Person that the Ex-Im Facility Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement, a Letter of Credit or any other Borrower Document or Guarantor Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

13.05 Consultation with Experts. The Ex-Im Facility Agent may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.06 Indemnification. The Borrower and the Guarantor each agrees to indemnify the Ex-Im Facility Agent from and against, and hold the Ex-Im Facility Agent harmless from the consequences of, any and all damages, losses, claims, liabilities, penalties, actions, judgments, suits, and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against or incurred by the Ex-Im Facility Agent in performing its duties hereunder or under any other Borrower Document or Guarantor Document to which the Ex-Im Facility Agent is a party or in any way relating to or arising out of this Agreement or any other Borrower Document or Guarantor Document to which the Ex-Im Facility Agent is a party, excluding, however, any such damages, losses, claims, liabilities, penalties, actions, judgments, suits, and related costs and expenses to the extent resulting from gross negligence or willful misconduct on the part of the Ex-Im Facility Agent.

13.07 The Ex-Im Facility Agent in its Individual Capacity. The Ex-Im Facility Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory role or other business with the Borrower or the Guarantor or any affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower and the Guarantor for services in connection with this Agreement. Notwithstanding anything to the contrary expressed or implied herein, the Ex-Im Facility Agent shall not be bound to: (a) account to Ex-Im Bank for any sum or the profit element of any sum received by it for its own account or (b) disclose to any other

Person any information relating to the Borrower or the Guarantor if such disclosure would in its reasonable opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

13.08 Resignation by the Ex-Im Facility Agent; Successor Ex-Im Facility Agent.

(a) The Ex-Im Facility Agent may resign from the performance of all its functions and duties hereunder and/or under the other Borrower Documents or Guarantor Documents at any time by giving thirty (30) days’ prior written notice to the Borrower, Guarantor and Ex-Im Bank. Such resignation shall take effect upon (i) the approval of such resignation by Ex-Im Bank and (ii) the appointment of a successor Ex-Im Facility Agent pursuant to clause (b) or (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, Ex-Im Bank may appoint a successor Ex-Im Facility Agent hereunder or thereunder who shall be a commercial bank or trust company acceptable to Ex-Im Bank; provided that if Ex-Im Bank elects in its sole discretion not to appoint a successor, all references to the Ex-Im Facility Agent shall be deemed to refer to Ex-Im Bank.

(c) If a successor Ex-Im Facility Agent shall not have been so appointed within such thirty (30) day period, the Ex-Im Facility Agent, with the consent of the Borrower, the Guarantor and Ex-Im Bank, may then appoint a successor Ex-Im Facility Agent who shall serve as Ex-Im Facility Agent hereunder or thereunder until such time, if any, as Ex-Im Bank appoints a successor Ex-Im Facility Agent as provided above.

(d) If no successor Ex-Im Facility Agent has been appointed pursuant to clause (b) or (c) above by the forty-fifth (45th) day after the date such notice of resignation was given by the Ex-Im Facility Agent, the Ex-Im Facility Agent or Ex-Im Bank may petition any court of competent jurisdiction for the appointment of a successor Ex-Im Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor Ex-Im Facility Agent who shall serve as Ex-Im Facility Agent hereunder or thereunder until such time, if any, as Ex-Im Bank appoints a successor Ex-Im Facility Agent as provided above.

(e) If the Ex-Im Facility Agent becomes insolvent or unable to meet its debts as they mature or if a receiver of it or of all or any substantial part of its property shall be appointed or if an order of any court of competent jurisdiction shall be entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Ex-Im Facility Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, Ex-Im Bank shall appoint a successor Ex-Im Facility Agent pursuant to clause (b) above. If a successor Ex-Im Facility Agent shall not have been so appointed pursuant to clause (b) above, a successor Ex-Im Facility Agent shall be appointed pursuant to clause (d) above.

13.09 No Amendment to Duties of Ex-Im Facility Agent Without Consent. The Ex-Im Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement which affects its rights or duties under this Agreement unless it shall have given its prior written consent, as Ex-Im Facility Agent, thereto.

SECTION 14. MISCELLANEOUS

14.01 Computations. Each determination of an interest rate or fee by the Ex-Im Facility Agent or Ex-Im Bank pursuant to any provision of this Agreement, in the absence of manifest error, shall be conclusive and binding on the Borrower and the Guarantor. All computations of interest and fees hereunder shall be made on the basis of a year of 365 days and actual days elapsed, including, for each relevant period, the first day but excluding the last.

14.02 Notices. Except as otherwise specified, all notices given hereunder shall be in writing in the English language, shall include the applicable Transaction Number and shall be given by mail, courier, confirmed facsimile transmission, electronic transmission (including email and portable document format) or personal delivery and shall be deemed to be given for the purposes of this Agreement on the day that such notice is received by the intended recipient thereof, except for notices given by Ex-Im Bank and, with respect to all parties except Ex-Im Bank, the Ex-Im Facility Agent, which shall be deemed given on the day such notice is deposited in the mail or sent by courier, confirmed facsimile transmission, electronic transmission (including email and portable document format) or personal delivery. Unless otherwise specified in a notice delivered in accordance with this Section 14.02 (Notices), all notices shall be delivered to the parties hereto at their respective addresses indicated on the Term Sheet.

14.03 Disposition of Indebtedness. Ex-Im Bank may sell, assign, transfer, pledge, negotiate, grant participations in or otherwise dispose of all or any part of its interest in all or any part of the Borrower’s indebtedness under this Agreement to any party (collectively, a “Disposition of Indebtedness”), and any such party shall enjoy all the rights and privileges of Ex-Im Bank under this Agreement that is the subject of such Disposition of Indebtedness; provided, that such Disposition of Indebtedness shall not, without the prior written consent of Ex-Im Bank, relieve the Ex-Im Facility Agent of its duties under this Agreement, the other Borrower Documents or the Guarantor Documents. The Borrower and the Guarantor shall, at the request of Ex-Im Bank, execute and deliver to Ex-Im Bank, or to any party that Ex-Im Bank may designate any such further instruments as may be necessary or desirable to give full force and effect to a Disposition of Indebtedness by Ex-Im Bank. Notwithstanding anything to the contrary contained herein, neither the Borrower nor the Guarantor may assign or otherwise transfer any of its debts or obligations under this Agreement without the prior written consent of Ex-Im Bank.

14.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

14.05 Disclaimer. Neither Ex-Im Bank nor the Ex-Im Facility Agent shall be responsible in any way for the performance of any Supply Contract, and no claim against the Exporter or any other person with respect to the performance of any Supply Contract, will affect the obligations of the Borrower under any of the Borrower Documents or the Guarantor under the Guarantor Documents.

14.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the Ex-Im Facility Agent or Ex-Im Bank in exercising any right, power or privilege under this Agreement and no course of dealing between or among the Borrower, the Guarantor, the Ex-Im Facility Agent and/or Ex-Im Bank shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other right, power or privilege hereunder or thereunder. The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that the Ex-Im Facility Agent or Ex-Im Bank would otherwise have. No notice to or demand on the Borrower or the Guarantor in any case shall entitle the Borrower or the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Ex-Im Facility Agent or Ex-Im Bank to take any other or further action in any circumstances without notice or demand.

14.07 Entire Agreement. This Agreement contains the entire agreement among the parties hereto regarding the Credit.

14.08 Amendment or Waiver. No amendment, waiver, or modification of any provision of this Agreement may be effective unless in writing signed by the Ex-Im Facility Agent (and, in the case of any amendment or modification to any Finance Document to which the Borrower or the Guarantor is a party, signed by the Borrower or the Guarantor, as applicable); provided that any amendment, waiver or modification may only be made by the Ex-Im Facility Agent in accordance with the instructions of Ex-Im Bank. To the extent a matter to be determined or decided under any term or provision of this Agreement or any other Borrower Document or Guarantor Document, as applicable (including, without limitation, any decision with respect to any amendment, modification, supplement, waiver, consent or approval related to any provision thereof) requires the consent of the Ex-Im Facility Agent under the terms of this Agreement or any other Borrower Document or Guarantor Document, as applicable, and to the extent that the Ex-Im Facility Agent may take or not take any action pursuant to the terms of this Agreement, and other Borrower Document or Guarantor Document, as applicable, the Ex-Im Facility Agent undertakes to follow the directions of Ex-Im Bank and to vote in accordance with the instructions of Ex-Im Bank. No amendment, modification or waiver that affects any of the rights or duties of the Ex-Im Facility Agent may be made without the prior written consent of the Ex-Im Facility Agent, provided that consent of the

Ex-Im Facility Agent is required only as specified in Section 13.09 (No Amendment to Duties of Ex-Im Facility Agent Without Consent).

14.09 Counterparts. This Agreement may be signed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

14.10 Judgment Currency. All payments of principal, interest, fees or other amounts due hereunder shall be made in U.S. Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. The obligation of the Borrower or the Guarantor in respect of any amount due under this Agreement, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), shall be discharged only to the extent of the amount in U.S. Dollars that the Person entitled to receive that payment may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day immediately succeeding the day on which that Person receives that payment. If the amount in U.S. Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower or the Guarantor shall pay such additional amounts, in U.S. Dollars, to compensate for the shortfall. Any obligation of the Borrower or the Guarantor not discharged by that payment shall continue to be due as a separate and independent obligation and shall accrue interest in accordance with Section 6.02 (Interest Payment) until discharged as provided herein.

14.11 English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language.

14.12 Severability. To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

14.13 Waiver of Jury Trial. FOR THE PURPOSES OF THIS AGREEMENT AND EACH OTHER BORROWER DOCUMENT AND GUARANTOR DOCUMENT, EACH OF THE BORROWER, THE GUARANTOR, THE EX-IM FACILITY AGENT AND EX-IM BANK HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, WITH ANY OTHER BORROWER DOCUMENT OR GUARANTOR DOCUMENT, WITH ANY COURSE OF CONDUCT,

WITH ANY COURSE OF DEALING, WITH ANY STATEMENTS (WHETHER ORAL OR WRITTEN), OR WITH ANY ACTIONS OR OMISSIONS OF ANY PARTY HERETO OR OF ANY OTHER PERSON RELATING TO THIS AGREEMENT OR TO ANY OTHER BORROWER DOCUMENT OR GUARANTOR DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE EX-IM FACILITY AGENT AND EX-IM BANK TO ENTER INTO THIS AGREEMENT.

14.14 Survival. The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.

*     *     *

IN WITNESS WHEREOF, each of the parties hereto has caused this Credit Agreement to be duly executed and delivered as of the date first above written.

VIASAT TECHNOLOGIES LIMITED

By:	/S/ BRUCE DIRKS
(Signature)
Name:	Bruce Dirks
Title:	Director

VIASAT, INC.

By:	/S/ SHAWN DUFFY
(Signature)
Name:	Shawn Duffy
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/S/ LORI HELMERS
(Signature)

Name:	Lori Helmers
(Print)

Title:	Executive Director
(Print)

EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/S/ ILLEGIBLE FOR
(Signature)

Name:	Michael S. Whalen
(Print)

Title:	Vice President, Project & Structured Finance
(Print)

Ex-Im Bank Transaction No. AP088346XX—United Kingdom

GUARANTOR’S COVENANTS	Annex F

A. DEFINITIONS

Capitalized terms used in this Annex F but not defined herein shall have the meanings specified in Section 1.01 of the Agreement. For the purposes of this Annex F, the following terms shall have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Execution Date, by which the Guarantor and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person (other than the Guarantor or any of its Subsidiaries), whether through a purchase of assets, a merger or otherwise, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Affiliate Subordination Agreement” means a subordination agreement substantially in the form of Exhibit 1 to this Annex F.

“Available Basket Amount” means, at any date of determination, an amount (which shall not be less than $0) determined on a cumulative basis equal to the difference between: (a) the sum of: (i) the Net Cash Proceeds received from any issuance or sale of its Equity Interests occurring after the Execution Date (other than issuances or sales pursuant to an employee stock ownership plan or other employee benefit plan), (ii) the after-tax amount (after taking into account any available tax credit or deductions and any tax sharing arrangements) of all Distributions received in Cash by the Guarantor or any Significant Domestic Subsidiary after the Execution Date that are attributable to their Equity Interests in any Joint Venture, TrellisWare or any Subsidiary that is not a Significant Domestic Subsidiary, (iii) all Net Cash Sales Proceeds received from Dispositions permitted by this Annex F and (iv) $2,450,000, minus (b) the aggregate amount of all Permitted Acquisitions, Investments, Capital Expenditures, Distributions

and payments in respect of Subordinated Obligations, in each case to the extent made after the Execution Date with amounts available under the Available Basket Amount.

“Capital Expenditure” means any expenditure by the Guarantor or any of its Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation. The amount of Capital Expenditures in respect of fixed assets purchased or constructed by the Guarantor or any of its Subsidiaries in any fiscal period (a) shall be net of (i) any net sales proceeds received during such fiscal period by the Guarantor or such Subsidiary for fixed assets sold by the Guarantor or such Subsidiary and (ii) any casualty insurance proceeds received during such fiscal period by the Guarantor or such Subsidiary for casualties to fixed assets and applied to the repair or replacement thereof and (b) shall not include Permitted Acquisitions.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided that, “Capital Lease” shall not include any satellite capacity, bandwidth, beam, transponder, thread or similar lease, rental or right of use arrangements or other leases of all or a portion of a satellite with a third party to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5) years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use all or a substantial portion of the leased item for a substantially commensurate period.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in Cash.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Guarantor or any of its Subsidiaries designed or intended to protect the Guarantor or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Guarantor and/or its Subsidiaries.

“Common Stock” means the common stock of the Guarantor or its successor.

“Communications Laws” means all Laws issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority to the Guarantor or any of its Subsidiaries or assigned or transferred to the Guarantor or any of its Subsidiaries pursuant to Communications Laws.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Guarantor as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Contractual Obligation” means, as to any Person, any material provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Credit Agreement” means (a) that certain Credit Agreement, dated as of November 26, 2013, among the Guarantor, as borrower, Union Bank, N.A., as agent, and the other parties thereto, (b) any guarantees, collateral documents, instruments and agreements executed in connection therewith and (c) any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of the foregoing in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract or option contract with respect to foreign exchange rates or currency values, or other similar agreement entered into by the Guarantor or any of its Subsidiaries.

“Debt Facility” means, with respect to the Guarantor or any Subsidiary, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of the Guarantor or any of its Subsidiaries the aggregate fair market value (as reasonably determined in good faith by the Guarantor’s senior management) of which is more than the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets; provided that none of the following shall constitute a Disposition: (i) inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business of the Guarantor or its Subsidiaries, (ii) equipment sold, transferred or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by the Guarantor or any of its Subsidiaries, (iii) assets sold, transferred or otherwise disposed of that are (x) obsolete, surplus, damaged or worn out or (y) are no longer useful in the business of the Guarantor and its Subsidiaries, and (iv) dispositions in the form of licensing or sublicensing of intellectual property or other general intangibles or licenses, leases or subleases of other property in the ordinary course of business; provided, further, that, for purposes of the calculation of the Available Basket Amount only, the requirement that a sale, transfer or other disposition have an aggregate fair market value of more than the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets to constitute a “Disposition” shall not apply.

“Distribution” means, with respect to Equity Interests of any Person, (a) any payment in Cash or Property for the retirement, redemption, purchase or other acquisition by such Person of any such Equity Interest (but, for the avoidance of doubt, excluding (i) any amount that represents all or a portion of the exercise or exchange price deemed paid by such Person upon an exercise or exchange of warrants, options or other rights to purchase or acquire any Equity Interests, (ii) any amount deemed paid by such Person with respect to withholding taxes or (iii) any amount paid in lieu of issuance of fractional shares), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such Equity Interest, (c) any Investment by such Person in the holder of 5% or more of any such Equity Interests if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such Equity Interests.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of (a) Net Income plus (b) without duplication and to the extent deducted in determining Net Income for such period:

(i) Interest Expense,

(ii) expense for taxes paid or accrued,

(iii) depreciation,

(iv) amortization,

(v) non-cash losses as a result of the disposition of customer premises equipment,

(vi) any extraordinary non-cash or nonrecurring non-cash losses,

(vii) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Guarantor’s consolidated statement of operations,

(viii) non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by the Guarantor) incurred in connection with Permitted Acquisitions, whether or not consummated,

(ix) any expenses that have been reimbursed by third parties during such period, including third party insurers, to the extent such reimbursements are not included in determining Net Income,

(x) fees, costs, expenses, commissions and original issue discounts paid, deducted or accrued by the Guarantor in connection with the transactions contemplated by the Agreement,

(xi) reasonable fees, costs, expenses, original issue discounts, premiums (including tender premiums, prepayment penalties, breakage costs, and other similar amounts paid to facilitate or effect the early repayment or redemption of, or tender for, Indebtedness) and commissions, in each case that are or have been incurred, paid or deducted in connection with any actual or proposed permitted issuance or refinancing of Indebtedness or permitted issuance of Equity Interests or any actual or proposed permitted Disposition, and all reasonable fees, costs and expenses associated with the actual or proposed registration or exchange of any permitted debt or equity securities, in each case, whether or not such issuance, refinancing, Disposition, registration or exchange is consummated,

(xii) reasonable fees, costs and expenses incurred in connection with any amendment, supplement or modification to Indebtedness (or any agreement, indenture or other instrument relating thereto) permitted hereby, in each case, whether or not consummated,

(xiii) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedging Agreements nor prohibited under Article 6 pursuant to FASB Accounting Standards Codification 815 — “Derivatives and Hedging”,

(xiv) proceeds from any business interruption insurance received during such period to the extent such proceeds are not already included in Net Income,

(xv) losses from discontinued operations in accordance with GAAP,

(xvi) cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition),

(xvii) subject to Ex-Im Bank’s reasonable approval, the amount of cost savings and other operating improvements or synergies (net of the amount of actual benefits realized during such period) projected by the Guarantor in good faith to be realized during the next four consecutive Fiscal Quarters (which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating improvements and synergies had been realized on the first day of such period) as a result of an EBITDA Event, so long as (A) such cost savings are reasonably identifiable and factually supportable, (B) the actions causing such cost savings in connection with any EBITDA Event are taken within 12 months of any such EBITDA Event and Ex-Im Bank shall have received a Certificate of a Responsible Official that such actions have been taken within such time period and (C) the cost savings described in this clause (xvii) shall only be added back until the date that is 24 months from the date of the applicable EBITDA Event provided the “Agent” under the Credit Agreement has approved such add-back for such period and that the amount under this clause (xvii) does not exceed more than 20% of EBITDA for such period (calculated after giving effect to such add-back),

(xviii) subject to Ex-Im Bank’s reasonable approval, transition, business optimization or restructuring charges and integration costs, accruals or reserves related to any EBITDA Event and other unusual or non-recurring charges (including charges directly related to implementation of cost-savings initiatives), including, those related to severance, relocation, signing costs, signing, retention or completion bonuses, opening and closing/consolidation/integration of facilities and curtailments or modifications to employee benefits plans, provided the “Agent” under for the Credit Agreement has approved such add-back to EBITDA for such period,

(xix) any other non-cash charges (other than the write-down of current assets) for such period, including goodwill and other intangible assets, impairment charges or write-offs, stock compensation and non-cash income or expense on benefit plan obligations;

minus (c) to the extent included in Net Income, (i) any non-cash gains, (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vii), (iii) interest income, (iv) income or gains from discontinued operations in accordance with GAAP and (v) other non-cash income for such period; all calculated for the Guarantor and its Subsidiaries on a consolidated basis.

“EBITDA Event” means any Permitted Acquisition.

“ECA Assets” means, collectively, (a) assets or services purchased by any ECA Borrower or ECA Guarantor with the proceeds of Permitted ECA Financing and relating to the design, installation, testing, launch, manufacture or operation of the ECA Project that is the subject of such Permitted ECA Financing and insurance relating thereto, (b) assets or services required or used to launch or operate the assets referenced in the foregoing clause (a), (c) project and construction contracts and Communications Licenses and other licenses, consents, permits and authorizations related to the assets or services referenced in the foregoing clause (a), and (d) Equity Interests in ECA Borrowers and ECA Guarantors, in each case in clauses (a), (b) and (c)

to the extent such assets or services are required by the definitive documentation with respect to any Permitted ECA Financing to be collateral for such Permitted ECA Financing.

“ECA Borrower” means any Subsidiary of the Guarantor that is identified in the definitive documentation with respect to any Permitted ECA Financing as a borrower of such Permitted ECA Financing.

“ECA Guarantor” means any direct or indirect parent (other than the Guarantor) and any direct or indirect Subsidiary of an ECA Borrower or an ECA Guarantor, in each case that is required by the definitive documentation with respect to any Permitted ECA Financing to guarantee any obligations of an ECA Borrower under any Permitted ECA Financing.

“ECA Project” means, with respect to each Permitted ECA Financing, the Other Satellite Project to which such Permitted ECA Financing relates.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equivalent equity or ownership interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations or rulings issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which is required to be aggregated with the Guarantor pursuant to Section 414 of the Code.

“Existing Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Existing Satellite System.

“Existing Satellite Systems” means (i) the ViaSat-1 Satellite manufactured by Space Systems/Loral, Inc., the WildBlue-1 Satellite and the Anik F2 Satellite and (ii) in each case, the related gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment), whether constructed, acquired or installed before or after the Execution Date.

“Fiscal Quarter” means a fiscal quarter of the Guarantor consistent with the Guarantor’s SEC filings.

“Fiscal Year” means the fiscal year of the Guarantor ending on the last day of the first Fiscal Quarter of each calendar year.

“Foreign Subsidiary” means a Subsidiary of the Guarantor that is organized under the Laws of a country (or political subdivision thereof) other than the United States.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of the Guarantor.

“Hedge Bank” any Person in its capacity as a party to a Hedging Agreement with the Guarantor or any of its Subsidiaries.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Hedging Agreements” means Interest Rate Protection Agreements, Commodity Agreements and Currency Agreements.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding (i) trade and other accounts payable accrued in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created) and (ii) contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract), including any Guaranty Obligation for any such indebtedness, (b) indebtedness or Guaranty Obligations of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under any Hedging Agreement. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the fiscal period consisting of the four (4) Fiscal Quarters ended on such date to (b) Cash Interest Expense of the Guarantor and its Subsidiaries for such fiscal period.

“Interest Expense” means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between the Guarantor or any of its Subsidiaries and one or more financial institutions providing for “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness.

“Internal Revenue Service” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of Equity Interests or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person; provided that (a) expenditures by the Guarantor or the Subsidiaries with respect to customer premises equipment shall not be deemed to be an Investment and (b) intercompany receivables and payables between or among the Guarantor and/or any of its Subsidiaries in the ordinary course of business in exchange for goods and services on an arm’s length basis shall not be deemed to be Investments. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture” means any direct or indirect Investment by the Guarantor or any Subsidiary in any Person that is not a Wholly-Owned Subsidiary of the Guarantor, which Person is engaged in a Permitted Business.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Liquidity” means, as of any date of determination, the sum of (x) all domestic Cash and Cash Equivalents held by the Guarantor and its Domestic Subsidiaries plus (y) the maximum aggregate unused Revolving Commitment.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Guarantor or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the Cash proceeds received by or for the account of the Guarantor and its Subsidiaries from such issuance or sale to a Person other than the Guarantor or any of its Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other out-of-pocket fees, charges and expenses actually incurred in connection with such issuance or sale and (ii) any taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Cash Sales Proceeds” means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of the Guarantor and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of the Guarantor and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Clause C.9 on the asset disposed of, (iii) any transfer, income or other taxes payable as a result of such Disposition (after taking into account any available tax credit or deductions and any tax sharing arrangements), (iv) professional fees and expenses, fees due to any Governmental Authority, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of the Guarantor attributable to such Disposition and (v) any reserves established in accordance with GAAP in connection with such Disposition.

“Net Income” means, with respect to any fiscal period, the consolidated net income of the Guarantor and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1, WildBlue-1 and Anik F2 Satellites) manufactured by, on behalf of or in consultation with or otherwise acquired by the Guarantor or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by the Guarantor or to which the Guarantor contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a Permitted Business, provided that:

(a) no Event of Default shall exist at the time of such Acquisition or would occur after giving effect to such Acquisition;

(b) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000 (with respect to non-cash consideration, as determined by the Guarantor in good faith and certified in writing by its chief financial officer, the Guarantor provides pro-forma balance sheets and combining projections (including pro-forma financial covenant ratios) to Ex-Im Bank and the Ex-Im Facility Agent that demonstrate that the Guarantor would remain in compliance with the financial covenants set forth in Clauses C.13 and C.14 for the period of four (4) Fiscal Quarters immediately following the date of such Acquisition;

(c) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000 (with respect to non-cash consideration, as determined by the Guarantor in good faith and certified in writing on behalf of the Guarantor by its chief financial officer), the Guarantor has Liquidity of at least $20,000,000 after giving effect to such Acquisition;

(d) the terms and conditions of any and all seller purchase-money financing provided to the Guarantor or its Subsidiaries in connection with such Acquisition shall be subject to Ex-Im Bank’s reasonable approval; and

(e) if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000 (with respect to non-cash consideration, as determined by the Guarantor in good faith and certified in writing by its chief financial officer), the Guarantor shall use commercially reasonable efforts to provide Ex-Im Bank and the Ex-Im Facility Agent with at least ten (10) Business Days prior written notice of such Acquisition, together with at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target (if available) and such other documentation pertaining to the Acquisition, including quarterly projections prepared on a Pro Forma Basis, as Ex-Im Bank may reasonably request;

provided further that if (a) the Senior Secured Leverage Ratio is greater than 2.50 to 1.00 or (b) Liquidity is less than $75,000,000, in either case, immediately before or after giving effect to any such Acquisition on a Pro Forma Basis, such Acquisition shall not be a Permitted Acquisition hereunder unless (i) the total consideration for such Acquisition (with respect to non-cash consideration, as determined by the Guarantor in good faith and certified in writing on behalf of the Guarantor by its chief executive officer) is equal to or less than the sum of $100,000,000 plus the then-available Available Basket Amount, and (ii) at the time of such Acquisition, the total consideration for all Permitted Acquisitions in the aggregate during the thirty-six (36) month period prior to the date of such Acquisition (or, if shorter, from and after the date of the Agreement), including such Acquisition, is equal to or less than the sum of (A) the greater of (1) $100,000,000 and (2) 100.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available, plus (B) all amounts previously used from the Available Basket Amount for Permitted Acquisitions, plus (C) the then-available Available Basket Amount.

“Permitted Additional Senior Indebtedness” means, collectively, (i) senior unsecured or senior secured Indebtedness of the Guarantor issued under an indenture under the Trust Indenture Act of 1939; (ii) Indebtedness of any Subsidiary of the Guarantor under any Guaranty Obligations in respect thereof; and (iii) any Permitted Refinancing Indebtedness in respect thereof.

“Permitted Business” means: (a) the study, research, development, testing, and support of “off-the-shelf,” semi-custom and custom communication and satellite systems, products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband products and services, information security products and services, and media products and services relating to the electronic delivery of content; (e) the business of the Guarantor and its Subsidiaries as historically and currently conducted; and (f) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“Permitted ECA Financing” means any financing arrangement with respect to Indebtedness issued to or owed to or guaranteed or otherwise supported by any export credit agency or institution serving a similar function for the purpose of financing (in whole or in part) any Other Satellite Project other than the construction and launch of, and associated insurance for, the ViaSat-2 Satellite, which financing (i) either (x) has a Weighted Average Life to Maturity of at least 50% of the applicable Tenor of such financing or (y) is subject to equal installments of principal amortization that are no less frequent than semi-annual and (ii) (A) in the case of a Permitted ECA Financing of a Satellite, has a Tenor of at least eight (8) years and (B) in the case of any other Permitted ECA Financing, has a Tenor of at least four (4) years; provided that the aggregate principal amount of all Permitted ECA Financings having a Tenor of less than eight (8) years shall not exceed $75,000,000 at any time outstanding. For purposes of this definition, “Tenor” shall mean, with respect to any financing arrangement, the period during which such financing arrangement is subject to principal amortization.

“Permitted Guarantor Encumbrances” means, with respect to the Guarantor and its Subsidiaries (other than the Borrower):

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of the Guarantor and its Subsidiaries;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

(r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

(s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(t) Rights of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to intangible assets granted in the ordinary course of business.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred to refinance, refund, extend, renew or replace all or a portion of Permitted Additional Senior Indebtedness or Subordinated Obligations, as the case may be (“Refinanced Indebtedness”); provided that (i) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing), (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no earlier than such Refinanced Indebtedness and (iii) if such Refinanced Indebtedness or any Guaranty Obligations thereof are Subordinated Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guaranty Obligations thereof remain so subordinated on terms, when taken as a whole, no less favorable to Ex-Im Bank.

“Pro Forma Basis” means, with respect to compliance with any financial test or ratio or preparation and delivery of pro forma financial information hereunder (including any incurrence test), compliance with such financial test or ratio or preparation and delivery of such financial information after giving effect to (a) any EBITDA Event or (b) any Disposition of a Subsidiary, division or operating unit for which historical financial statements for the relevant period are available that occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are directly attributable to the proposed EBITDA Event or Disposition, are factually supportable and are expected to have a continuing impact, and such other adjustments as are determined in accordance with the definition of EBITDA, in each case as determined by the Guarantor in good faith and certified on behalf of the Guarantor by a Responsible Official in writing, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions, operating units or assets so acquired or sold and the consolidated financial statements of the Guarantor and/or any of its Subsidiaries, calculated as if such EBITDA Event or Disposition, and all other EBITDA Events or Dispositions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated and incurred or repaid at the beginning of such period, and any interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Guarantor and its Subsidiaries for such period; provided that interest accrued during such period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Guarantor and its Subsidiaries for such period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Responsible Official” means (a) any Senior Officer and (b) any other responsible official of the Guarantor or a Subsidiary thereof so designated in a written notice thereof from a Senior Officer to Ex-Im Bank. Ex-Im Bank shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of the Guarantor or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of the Guarantor or such Subsidiary.

“Revolving Commitment” means, as of the date of determination, the aggregate principal amount of commitments of lenders to make revolving or swingline loans to the Guarantor pursuant to any Debt Facility then in effect.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Sale and Leaseback Transaction” means, with respect to the Guarantor or any of its Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Guarantor or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred. For the avoidance of doubt, the sale or transfer of a Satellite to a Person other than a financial institution where the Guarantor or a Subsidiary rents or leases back all or a portion of such satellite or such satellite’s capacity, bandwidth, beams, transponders or threads or enters into a similar lease or right of use arrangement with respect thereto shall not constitute a Sale and Leaseback Transaction.

“Satellite” means any satellite owned by the Guarantor or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by the Guarantor or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service), and whether such satellite has been acquired or purchased for use by the Guarantor and its Subsidiaries, for resale to a third party or otherwise.

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity, bandwidth, beams, transponders or threads or other rights of use on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

“Satellite Project” means any Existing Satellite Project and any Other Satellite Project.

“Satellite Project Capex” shall have the meaning set forth in Clause C.17(b) hereof.

“Satellite Trigger” means, with respect to any Satellite, either (x) the launch of such Satellite or (y) the commencement of commercial services with respect to such Satellite, as elected and designated by the Guarantor in writing to Ex-Im Bank no later than 60 days following the launch of such Satellite; provided that, to the extent the Guarantor fails to so notify Ex-Im Bank within such sixty (60) day period, “Satellite Trigger” shall be deemed to be the launch of such Satellite.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt Facility Cap” shall have the meaning set forth in Clause C.10(q) hereof.

“Secured Hedging Agreements” means any Hedging Agreement between the Guarantor or one or more of its Subsidiaries and a Hedge Bank.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of the Guarantor.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all secured Indebtedness of the Guarantor and its Subsidiaries on that date to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Significant Domestic Subsidiary” means a Domestic Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Foreign Subsidiary” means a Foreign Subsidiary that is a Significant Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Subsidiary” means a Subsidiary that either (i) had EBITDA (on a consolidated basis with its Subsidiaries) for the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available in excess of 5% of EBITDA for such Fiscal Year, (ii) had total assets (on a consolidated basis with its Subsidiaries) in excess of 5% of Consolidated Total Assets as at the end of the Fiscal Year then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available or (iii) owns a Satellite; provided that, for purposes of this Annex F, Trellisware shall not be deemed to be a Significant Subsidiary unless Trellisware (x) is a Wholly-Owned Subsidiary and (y) otherwise satisfies either of the requirements set forth in clauses (i), (ii) or (iii) of this definition.

“Subordinated Obligations” means any Indebtedness of the Guarantor that (a) does not have any scheduled principal payment, mandatory principal prepayment or sinking fund payment due prior to the date that is one year after the Final Maturity Date (unless permitted under an Affiliate Subordination Agreement), (b) is not secured by any Lien on any Property of the Guarantor or any of its Subsidiaries, (c) is not guaranteed by any Subsidiary of the Guarantor, and (d) is subordinated pursuant to an Affiliate Subordination Agreement or a Subordination Agreement, as applicable.

“Subordination Agreement” means a subordination agreement substantially in the form of Exhibit 2 to this Annex F.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Guarantor and its Subsidiaries, on a consolidated basis, on that date minus the aggregate amount of all domestic Cash and Cash Equivalents in excess of $30,000,000 held by the Guarantor and each Domestic Subsidiary on that date, to (b) the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end (or Fiscal Year end in the case of the fourth Fiscal Quarter of any Fiscal Year) for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Trellisware” means Trellisware Technologies, Inc., a Delaware corporation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Subsidiary of the Guarantor, 100% of the Equity Interests of which are owned, directly or indirectly, by the Guarantor, except for director’s qualifying shares required by applicable Laws.

1. Use of Defined Terms; Interpretation. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, renewed, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, renewals, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Annex F in its entirety and not to any particular provision hereof, (d) all references herein to Clauses, Exhibits and Schedules shall be construed to refer to Clauses of, and Exhibits and Schedules to, this Annex F, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, including cash, securities, accounts and contract rights. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

2. Accounting Terms. Notwithstanding anything to the contrary in the Agreement, all accounting terms not specifically defined in this Annex F shall be construed in conformity with, and all financial data required to be submitted by this Annex F shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of the Agreement such that the covenants contained in Clause C.13 or C.14 would then be calculated in a different manner or with different components, the Guarantor and Ex-Im Bank agree to amend this Annex F in such respects as are necessary to conform those covenants as criteria for evaluating the Guarantor’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and the Guarantor shall be deemed to be in compliance with the covenants contained in the aforesaid Clauses if and to the extent that the Guarantor would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver with each of the materials described in Clause B.10 to Ex-Im Bank, on the dates therein specified, reconciling financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change. However, notwithstanding any requirement of GAAP after the Execution Date that would require lease obligations that would be treated as operating leases as of the Execution Date to be classified and accounted for as Capital Leases or otherwise reflected on the Guarantor’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and Capital Lease Obligations. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Guarantor or any Subsidiary at “fair value”, as defined therein.

3. Rounding. Any financial ratios required to be maintained by the Guarantor pursuant to this Annex F shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Annex F and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Annex F.

B. AFFIRMATIVE COVENANTS

1. Inspections. Subject to Applicable Laws (including, for the avoidance of doubt, any applicable export control restrictions), the Guarantor shall permit representatives of Ex-Im

Bank to make reasonable inspections of the Guarantor’s books and records during the Guarantor’s normal business hours in connection with the Agreement and the transactions contemplated hereby, and cause the officers and employees of the Guarantor to give full cooperation and assistance in connection therewith; provided that unless an Event of Default has occurred and is continuing, such inspections shall occur no more than twice annually. The reasonable cost and expenses of one (1) such inspection per year shall be borne by the Guarantor, and the costs and expenses of any additional inspection shall be borne by Ex-Im Bank, provided that if an Event of Default shall have occurred and be continuing, the Guarantor shall bear the cost and expense of any such inspections during the continuance of an Event of Default.

2. Notice of Disputes. The Guarantor shall promptly give written notice to Ex-Im Bank and the Ex-Im Facility Agent of any material dispute that may exist between the Guarantor and (i) any Governmental Authority or (ii) the Borrower, in each case, that would reasonably be expected to have a Material Adverse Effect on the Guarantor.

3. Governmental Authorizations. The Guarantor shall promptly obtain and maintain all material Governmental Authorizations that are necessary: (i) for the execution, delivery, performance, and observance by the Guarantor of the Principal Transaction Documents to which it is a party; and (ii) for the validity, binding effect and enforceability of the Principal Transaction Documents to which it is a party.

4. Pari Passu. The Guarantor shall ensure that its Guaranty Obligations under the Agreement will at all times constitute the direct, general and unconditional obligations of the Guarantor and rank in all respects at least pari passu in priority of payment with all other unsecured and unsubordinated debt of the Guarantor except for obligations mandatorily preferred by law applicable to companies generally.

5. Notice Regarding Iran Sanctions. The Guarantor shall immediately notify Ex-Im Bank and the Ex-Im Facility Agent upon obtaining knowledge that the Borrower or the Guarantor or any Relevant Person that is owned or controlled by the Borrower or the Guarantor, is or becomes subject to sanctions under Section 5(a) of the Iran Sanctions Act.

6. Notice of Suspension or Debarment. The Guarantor shall provide immediate written notice to Ex-Im Bank and the Ex-Im Facility Agent if at any time it learns that the certification set forth in Section 10.04(a)(xiv) of the Agreement was erroneous when made or has become erroneous by reason of changed circumstances.

7. Covered Transactions and Delinquent Debts. The Guarantor and each of its Principals individually are not (A) Excluded or Disqualified from participating in a Covered Transaction or (B) delinquent on any substantial debts owed to a U.S. Governmental Authority or its agencies or instrumentalities as of the date hereof.

8. Preservation of Existence.

(a)	The Guarantor shall maintain the Borrower as a Wholly-Owned Subsidiary.

(b)	The Guarantor shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of its business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties, except where the failure to do so would not constitute a Material Adverse Effect. Notwithstanding the foregoing, the Guarantor may liquidate, wind up or dissolve any Subsidiary (other than the Borrower) if such liquidation, winding up or dissolution would not have a Material Adverse Effect.

9. Maintenance of Properties. The Guarantor shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or obsolete or that is not of significant value, either intrinsically or to the operations of the Guarantor, shall not constitute a violation of this covenant.

10. Financial Statements and Information Reporting Requirements. The Guarantor shall deliver to Ex-Im Bank:

(a)	As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter and the portion of the Fiscal Year ended with such Fiscal Quarter, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be certified by the chief financial officer of the Guarantor or his or her designated representative as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)

As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of the Guarantor and its Subsidiaries for such Fiscal Year, together with a backlog report of the Guarantor and its Subsidiaries, all in reasonable detail; such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of: (x) any of PricewaterhouseCoopers LLP, Deloitte Touche Tomatsu, Ernst & Young, or KPMG (or any Affiliate thereof or successor thereto) or (y) any other independent public accountants of recognized standing selected by the Guarantor and reasonably satisfactory to Ex-Im Bank, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any “going concern” qualification;

(c)	Promptly after request by Ex-Im Bank, copies of any detailed audit reports by independent accountants in connection with the accounts or books of the Guarantor or any of its Subsidiaries, or any audit of any of them;

(d)	Promptly, and in any event within five (5) Business Days after receipt thereof by the Guarantor or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Guarantor or any Subsidiary thereof;

(e)	Promptly after request by Ex-Im Bank, copies of any other report or other document that was filed by the Guarantor with any Governmental Authority, but excluding such reports or documents as are filed with any Governmental Authority as part of the Guarantor’s ordinary course transactions with any Governmental Authority;

(f)	Promptly upon a Senior Officer becoming aware, and in any event within five (5) Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(g)	Promptly upon a Senior Officer becoming aware that any Person has commenced a legal proceeding with respect to a claim against the Guarantor that could reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action the Guarantor is taking or proposes to take with respect thereto; and

(h)	Such other data and information as from time to time may be reasonably requested by Ex-Im Bank, to the extent reasonably available to the Guarantor.

11. Compliance Certificate. In connection with the delivery of the financial statements contemplated by Clauses B.10(a) and (b) hereof, the Guarantor shall supply to the Ex-Im Facility Agent and Ex-Im Bank, a compliance certificate, substantially in the form set forth in Exhibit 3 hereto, as to compliance with the financial covenants set forth herein as of the last day of the Guarantor’s Fiscal Quarter or Fiscal Year, as the case may be.

12. Other Acts. From time to time, the Guarantor shall do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by Ex-Im Bank in order to effect the purposes of the Agreement.

C. NEGATIVE COVENANTS

Without prejudice to the Borrower’s obligations under Section 10.03 of the Credit Agreement, unless Ex-Im Bank otherwise consents in writing, the Guarantor shall not, and shall not permit any of its Subsidiaries to:

1. Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation, in each case prior to the scheduled maturity thereof (unless permitted pursuant to an Affiliate Subordination Agreement) or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, in each case, other than (i) in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f) hereof or (ii) so long as both before and after giving effect to such payment on a pro forma basis, (a) no Potential Default or Event of Default exists or would result therefrom and (b) the Senior Secured Leverage Ratio does not exceed 2.00 to 1.0.

2. Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) a Disposition by the Guarantor to a Wholly-Owned Subsidiary, or by a Subsidiary to the Guarantor or another Subsidiary, (b) Investments permitted by Clause C.16 hereof to the extent constituting Dispositions, (c) Dispositions permitted by Clause C.15 hereof, (d) Dispositions of (i) accounts receivable and (ii) collateral securing accounts receivable and guarantees supporting accounts receivable, in each case set forth in clauses (i) and (ii) as transferred in connection with a receivables financing permitted under Clause C.10(k) hereof, (e) Dispositions, of which the fair market value (as reasonably determined in good faith by the Guarantor’s senior management), when aggregated with the proceeds of all other Dispositions incurred under this clause (e) within the same Fiscal Year, are less than or equal to the greater of (i) $75,000,000 and (ii) 10% of Consolidated Total Assets, (f) sales, rentals or leases of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a Satellite in the ordinary course of business, and (g) Dispositions of a Satellite (other than the ViaSat-1 or ViaSat-2 Satellites) for not less than fair market value (as reasonably determined by the Guarantor) to any Person (other than an Affiliate) for whom such Satellite was procured; provided that in the case of clause (d), no Potential Default or Event of Default then exists or would result from Dispositions made in connection with any new or extended receivables financing and in the case of clause (e), no Potential Default or Event of Default then exists or would result from such Disposition.

3. Mergers. Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Subsidiary of the Guarantor or TrellisWare into the Guarantor or a Wholly-Owned Subsidiary, or of Subsidiaries with each other, (b) a merger or consolidation of any Subsidiary of the Guarantor to the extent in connection with a disposition not prohibited by Clause C.2 hereof and (c) a merger or consolidation of a Person into the Guarantor or with or into a Wholly-Owned Subsidiary of the Guarantor which constitutes a Permitted Acquisition; provided that, in each case set forth in clauses (a) and (c) above, (i) the Guarantor is the surviving entity of any merger to which it is a party and (ii) no Potential Default or Event of Default then exists or would result therefrom.

4. [Reserved]

5. Acquisitions. Make any Acquisition other than a Permitted Acquisition.

6. Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property if immediately before and after giving effect to such Distribution, (x) the Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to such Distribution, exceeds 2.50 to 1.00 or (y) Liquidity is less than $50,000,000, except:

(a)	Distributions by any Subsidiary to the Guarantor or to any other Subsidiary (and if such Subsidiary is not a Wholly-Owned Subsidiary, to the other holders of its Equity Interests, provided that the Guarantor or such other Subsidiary receives at least its pro rata share of such Distribution based on its Equity Interests);

(b)	Distributions by any Subsidiary or the Guarantor involving the retirement, redemption, purchase or other acquisition of Equity Interests under any stock option or other equity compensation plan or any other agreement to compensate employees, officers, directors, management or consultants of the Guarantor or its Subsidiaries, not to exceed $5,000,000 in the aggregate in any Fiscal Year;

(c)	stock dividends payable on Common Stock;

(d)	Distributions in any Fiscal Year not to exceed in the aggregate the greater of (i) $10,000,000 and (ii) 5.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; and

(e)	Distributions made with the Available Basket Amount.

7. ERISA. At any time, (a) permit any Pension Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

8. Change in Nature of Business. Engage in any businesses other than the Permitted Business.

9. Liens. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

(a)	Liens existing on the Execution Date and disclosed in Schedule 1 hereto and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased (except as expressly contemplated by the contracts or other instruments governing such Liens, as in effect on the Execution Date);

(b)	Liens in favor of the Security Trustee pursuant to the Security Documents;

(c)	Permitted Guarantor Encumbrances or Permitted Liens;

(d)	Liens on personal property acquired by the Guarantor or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(e)	Liens on real property acquired by the Guarantor or any of its Subsidiaries for use in the business of the Guarantor or such Subsidiary;

(f)	Liens on Property or Equity Interests of a Person at the time such Person, as permitted by this Annex F, becomes a Subsidiary or is merged or consolidated with or into the Guarantor or any of its Subsidiaries; provided, however, that such Liens were in existence at the time such Person became a Subsidiary or merged or consolidated with or into the Guarantor or any of its Subsidiaries and were not created in contemplation of such event; provided further, however, that any such Lien may not extend to any other property owned by the Guarantor or any other Subsidiary thereof;

(g)	Liens securing Indebtedness permitted by Clause C.10(d) hereof; provided, that (i) any such Lien shall attach only to the Property, insurance or services purchased or otherwise leased, constructed, installed, improved, designed, repaired or maintained, and any insurance, licenses, permits, authorizations and construction or launch contracts relating thereto, and (ii) any such Lien shall be created concurrently with or within twelve (12) months following the acquisition of such Property, insurance or services;

(h)	Liens securing obligations of the Guarantor or any of its Subsidiaries under any Secured Hedging Agreement;

(i)

Liens securing (i) Permitted Additional Senior Indebtedness (to the extent secured) or (ii) Indebtedness, Guaranty Obligations and other obligations of the Guarantor or any of its Subsidiaries under a Debt Facility permitted to be incurred under Clause C.10(q) and any related banking services or cash management obligations; provided that the aggregate principal amount of Indebtedness at any time outstanding secured by a Lien incurred under this clause (i) shall not exceed the Secured Debt Facility Cap;

(j)	Liens securing Indebtedness permitted under Clause C.10(k);

(k)	Liens encumbering ECA Assets securing Permitted ECA Financings; and

(l)	Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

10. Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

(a)	Indebtedness and Guaranty Obligations existing on the Execution Date and disclosed in Schedule 2 hereto, and refinancings, renewals, extensions or amendments that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing);

(b)	Indebtedness and Guaranty Obligations under the Finance Documents;

(c)	Subject to Clause C.16 hereof, unsecured Indebtedness (and unsecured Guaranty Obligations with respect thereto) of any Subsidiary to the Guarantor or to any other Subsidiary, or of the Guarantor to any Subsidiary;

(d)

Indebtedness consisting of (i) Capital Lease Obligations or (ii) otherwise incurred to finance all or any part of (X) the purchase, lease, construction, installation or improvement of any Property (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (Y) the design, repair or maintenance of any Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) satellite launch or in-orbit insurance premiums or launch services (so long as, in the case of this clause (ii) (A) the Indebtedness incurred therewith shall not exceed one hundred percent (100%) of the price or cost of the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or such premiums or launch services, as applicable, and (B) such Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, lease, construction, installation, improvement, design, repair or maintenance of such Property or incurrence of such premiums or launch services, as applicable), and any refinancings, renewals, extensions or amendments of such Indebtedness under clause (i) or (ii) that do not increase the amount thereof (except by an amount no greater than the sum of unpaid accrued interest thereon, any premium reasonably determined to be necessary to accomplish such transaction, any original issue discount on such refinancing, renewing, extending or replacement Indebtedness, and reasonable fees and expenses incurred in connection with the foregoing); provided that, in the case of any Indebtedness incurred under this clause (d), if immediately before or after giving effect to the incurrence of any such Indebtedness, the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 2.50 to 1.00, the outstanding principal amount of such Indebtedness incurred at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) is greater than 2.50 to 1.00, shall not exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(e)	Indebtedness incurred to finance the purchase or construction of real property used in the business of the Guarantor or any of its Subsidiaries;

(f)	Subordinated Obligations, and any Permitted Refinancing Indebtedness in respect thereof;

(g)	Indebtedness under Hedging Agreements permitted under Clause C.20 hereof;

(h)	Subject to Clause C.16 hereof, unsecured Guaranty Obligations in support of the obligations of a Wholly Owned Subsidiary or a Joint Venture; provided that such obligations of a Wholly Owned Subsidiary or a Joint Venture are not prohibited by this Annex F;

(i)	Indebtedness of a Person acquired in a Permitted Acquisition which is outstanding at the time of such Acquisition (other than Indebtedness incurred solely in contemplation of such Acquisition);

(j)	Indebtedness or Guaranty Obligations incurred in connection with Investments permitted under clause (j) of Clause C.16 hereof;

(k)	Indebtedness incurred by the Guarantor or any Subsidiary arising from the factoring or securitizing of accounts receivable in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $25,000,000 and (ii) 12.5% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(l)	Permitted Additional Senior Indebtedness if, immediately before and after giving effect to the incurrence thereof, the Total Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) would not be greater than 4.25 to 1.00;

(m)	Indebtedness of an ECA Borrower and ECA Guarantors under a Permitted ECA Financing; provided that if immediately before or after giving effect to the incurrence of any such Indebtedness the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeds 2.50 to 1.00, then no additional Indebtedness may be incurred under this clause (m) if (or that would otherwise cause) the sum of (i) the aggregate outstanding principal amount of all Indebtedness under this clause (m) incurred at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeded 2.50 to 1.00 plus (ii) the aggregate amount of Investments then outstanding that were made under Clause C.16(l) hereof at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the making of such Investment) exceeded 2.50 to 1.00, would exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(n)	Unsecured Guaranty Obligations of the Guarantor in respect of Indebtedness relating to Permitted ECA Financings and permitted by Clause C.10(m) hereof;

(o)	Indebtedness in a principal aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) 25.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available, at any time outstanding;

(p)	Obligations under Bank Products; and

(q)	Indebtedness and Guaranty Obligations under any Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate amount at any time outstanding up to (i) the greater of (x) $500,000,000 and (y) 250.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available (determined on a Pro Forma Basis), less (ii) the sum of the aggregate principal amount of all secured Indebtedness then outstanding under the Finance Documents or incurred under Clause C.10(m) hereof (such maximum amount as of the date of determination, the “Secured Debt Facility Cap”);

provided that all Indebtedness owed by the Guarantor to a Subsidiary (other than the Borrower) shall be subordinated pursuant to an Affiliate Subordination Agreement; and provided, further, that all Indebtedness owed under the Credit Agreement shall be incurred under Clause C.10(q) hereof.

11. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Guarantor other than (a) employment, consulting, service, termination, compensation, expense reimbursement or indemnification arrangements with directors or officers, or loans or advances to officers, in each case in the ordinary course of business and otherwise permitted under this Annex F, (b) transactions that are fully disclosed to the board of directors (or a committee thereof) of the Guarantor and expressly authorized by a resolution of the board of directors (or committee) of the Guarantor which is approved by a majority of the directors (or committee) not having an interest in the transaction, (c) transactions between or among the Guarantor and its Subsidiaries, (d) transactions on overall terms at least as favorable to the Guarantor or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power and (e) transactions specifically permitted by Clauses C.2(a), C.2(b), C.6 and C.16(f), C.16(g), C.16(j) and C.16(k) and (f) payment by the Guarantor or any of its Subsidiaries of management fees or fees for services not to exceed $500,000 in the aggregate in any fiscal year (exclusive of reimbursements to the Guarantor by its Subsidiaries of actual costs and allocable overhead), to the Guarantor or any Affiliate of the Guarantor (as such amount may be increased with the prior written approval of Ex-Im Bank).

12. [Reserved].

13. Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.50 to 1.00; provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $200,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase to 4.75 to 1.00 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with this Clause C.13 at such 4.75 to 1.00 level after giving effect to such Permitted Acquisition or Satellite Trigger.

14. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 3.25 to 1.00.

15. Sales and Lease-Backs. Enter into any Sale and Leaseback Transaction other than with respect to (i) real property owned by the Guarantor or any Subsidiary and (ii) customer premises equipment.

16. Investments. Make any Investment if, immediately before and after giving effect to such Investment, (x) the Senior Secured Leverage Ratio, calculated on a pro forma basis after giving effect to such Investment, exceeds 2.50 to 1.00 or (y) Liquidity is less than $50,000,000, other than:

(a)	Investments consisting of Cash Equivalents;

(b)	Investments in a Person that is the subject of a Permitted Acquisition;

(c)	Investments consisting of advances to officers, directors and employees of the Guarantor or of any Subsidiary for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes;

(d)	Investments in any wholly owned Significant Domestic Subsidiary or the Borrower;

(e)	Investments in any other Subsidiary (other than an ECA Borrower or ECA Guarantor) or any Joint Venture; provided that at the time any such Investment is made (and giving effect thereto), the aggregate amount of all such Investments in all such Subsidiaries and Joint Ventures made pursuant to this clause (e) then outstanding does not exceed one and one-half (1.50) times the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(f)	Investments consisting of (i) the extension of credit to customers of the Guarantor and its Subsidiaries for the purpose of financing such customers’ purchases of the Guarantor’s and/or its Subsidiaries’ products, not to exceed $10,000,000 in the aggregate at any time during the term of the Agreement or (ii) the extension of credit to customers or suppliers of the Guarantor and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(g)	Investments received in connection with the settlement of a bona fide dispute with another Person;

(h)	Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(i)	Investments by Foreign Subsidiaries in any other Subsidiary of the Guarantor (whether a Domestic Subsidiary or a Foreign Subsidiary);

(j)	Investments not to exceed, in any Fiscal Year (when taken together with all other Investments then outstanding made under this clause (j) in such Fiscal Year), an amount equal to the greater of (x) $25,000,000 and (y) 12.5% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available; provided that (i) if at the end of the applicable Fiscal Year, Investments made pursuant to this clause (j) are in any Fiscal Year in the aggregate less than such amount, then such unused amount in such Fiscal Year pursuant to this clause (j) may be carried forward and included in the aggregate amount of Investments permitted to be made in succeeding Fiscal Years pursuant to this clause (j) (including the application of any carry-forward permitted by this subclause (i)), and (ii) in no event shall the amount of Investments made pursuant to this clause (j) in any Fiscal Year exceed the greater of (x) $50,000,000, and (y) 25.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(k)	Investments made with the Available Basket Amount; and

(l)	Investments in an ECA Borrower or an ECA Guarantor (or in any Subsidiary substantially concurrently with such Subsidiary becoming an ECA Borrower or an ECA Guarantor) in connection with a Permitted ECA Financing; provided that at the time any such Investment is made (and giving effect thereto), the sum of (i) the aggregate outstanding principal amount of all Indebtedness under Clause C.10(m) incurred at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) exceeded 2.50 to 1.00 plus (ii) the aggregate amount of Investments then outstanding that were made under this Clause 16(l) at a time when the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the making of such Investment) exceeded 2.50 to 1.00, does not exceed the sum of (x) $50,000,000 plus (y) 10.0% of the Guarantor’s consolidated trailing twelve month EBITDA as of the Guarantor’s most recent Fiscal Quarter end for which financial statements prepared on a consolidated basis in accordance with GAAP are available.

17. Capital Expenditures. Make any Capital Expenditure if, immediately before and after giving effect to the making thereof, (x) the Senior Secured Leverage Ratio (calculated on a pro forma basis after giving effect to the making of any such Capital Expenditure) exceeds 2.50 to 1.00, (y) Liquidity is less than $50,000,000 or (z) the Guarantor is not in compliance with the financial covenants set forth in Clauses C.13 and C.14 determined on a pro forma basis as of the Fiscal Quarter most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available, other than:

(a)	Capital Expenditures in respect of the Existing Satellite Systems, including all Satellite Activities in connection with Existing Satellite Systems, in an amount not to exceed $40,000,000 in the aggregate;

(b)	Capital Expenditures in respect of any Other Satellite Projects (“Satellite Project Capex”) in an amount not to exceed $675,000,000 in the aggregate per Satellite Project; provided that such amount shall be increased by three percent (3%) per annum beginning January 1, 2016;

(c)	Capital Expenditures (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (c)) in an amount not to exceed $200,000,000 in any Fiscal Year; provided that, (x) if at the end of the applicable Fiscal Year, Capital Expenditures made pursuant to this clause (c) are less than $200,000,000 in the aggregate in such Fiscal Year, then the amount by which $200,000,000 exceeds the Capital Expenditures made in such Fiscal Year pursuant to this clause (c) may be carried forward and included in the aggregate amount of Capital Expenditures permitted to be made in succeeding Fiscal Years pursuant to this clause (c) (including the application of any carry-forward permitted by this subclause (x)) and (y) in no event shall Capital Expenditures made pursuant to this clause (c) exceed $250,000,000 in any Fiscal Year; and

(d)	Capital Expenditures made using the Available Basket Amount (including, for the avoidance of doubt, Capital Expenditures in respect of any Satellite Project allocated by the Guarantor to this clause (d)).

For purposes of this Clause C.17, (i) expenditures by the Guarantor or the Subsidiaries with respect to customer premises equipment and capitalized software costs shall not be deemed to be Capital Expenditures, (ii) Capital Expenditures to be used for or in relation to more than one Satellite Project shall not be double-counted and may be allocated by the Guarantor in whole or in part to any applicable Satellite Project and (iii) in the event that Satellite Project Capex relates to or is used in connection with more than one Satellite or Satellite Project (including with respect to the Existing Satellite Systems), Satellite Project Capex allocated by the Guarantor to one Satellite Project for purposes of this Clause C.17 shall not count towards any other Satellite Project.

18. Amendments to Subordinated Obligations. Amend or modify any term or provision of any indenture, agreement or instrument evidencing or governing any Subordinated Obligation in any respect that will or may have a Material Adverse Effect, in each case, other than in connection with a refinancing, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f).

19. [Reserved].

20. Hedging Agreements. Enter into any Hedging Agreement, except (a) non-speculative Hedging Agreements entered into to hedge or mitigate risks to which the Guarantor or any Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Guarantor or any of its Subsidiaries), and (b) non-speculative Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Guarantor or any Subsidiary.

21. Subrogation. Exercise any rights of subrogation which it may acquire due to its payment of the Borrower’s obligations pursuant to the Guarantor Guarantee unless and until all sums payable under this Agreement and each other Finance Document has been irrevocably paid in full, and if any payment shall be made to the Guarantor on account of such rights of subrogation, it shall promptly pay such amount to Ex-Im Bank.

22. Suspension and Debarment, etc. Knowingly enter into any transactions in connection with the Goods and Services with any person who is Excluded or Disqualified from participation in Covered Transactions.